UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ZYTO CORP
(Exact name of registrant as specified in its charter)

Delaware	20-5534033
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

ZYTO Corp 387 South 520 West, Suite 200 Lindon, UT 84042
(Address of principal executive offices & zip code)
801-224-7199
(Registrant’s telephone number including area code)

Securities to be registered under Section 12(b) of the Act: N/A

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001	Pink OTC Markets

Securities to be registered under Section 12(g) of the Act: N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

[ ] Large Accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer	[X] Smaller reporting company

Cautionary Note Regarding Forward-Looking Statements

This Form 10 contains statements that we believe are, or may be considered to be, “forward-looking statements.”  All statements, other than statements of historical fact, included in this Form 10 regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”) or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Form 10, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Form 10.

__________________________________

Unless otherwise indicated, the terms the “ZYTO,” “our company,” “our,” “we,” “us” and similar language refer to ZYTO Corp, a Delaware corporation, and our consolidated subsidiaries and their predecessors.

We have filed this registration statement in order to apply for listing on the Over the Counter Bulletin Board (“OTCBB”).

ITEM 1                BUSINESS

Business Overview

ZYTO is a Delaware corporation, formerly known as Quiver Corporation.  We have one wholly owned subsidiary, ZYTO Technologies, Inc., a Nevada corporation.  We are governed by a Board of Directors and managed under the leadership of Dr. Vaughn R Cook, CEO and President, and Kami J. Howard, CFO and Secretary.  Dr. Cook and Ms. Howard are the only two officers of the Company.  We currently employ less than thirty employees.  These employees are divided into specific “work groups,” depending on their primary job responsibilities.  These groups include accounting, software development, sales to healthcare professionals, sales to direct marketers, customer service, and marketing.  Each of these groups is headed by a manager who oversees the day-to-day operation for his or her group.

Our operations consist of the manufacturing and distribution of “biocommunication” devices and software designed to facilitate communication between computers and the human body. Biocommunication is accomplished by providing a direct connection between a computer and a living organism (i.e., humans or animals), which facilitates in determining biological preference and perception reframing.  Biological preference is a physical preference to certain clinical or wellness options, like vitamins, minerals, and other nutritional supplements.  Perception reframing is a technique that opens a person to a different way of seeing a circumstance, an opportunity, a problem, or a relationship.  Both of these applications involve concepts that are natural outgrowths of the field of complementary and alternative medicine. Complementary and Alternative Medicine (“CAM”) is a diverse group of medical and health care systems, practices, and products that are not generally associated with medicine and medical practices common to western hospitals.  These include, but are not limited to, acupuncture, homeopathy, chiropractic, massage, naturopathic medicine, and the use of herbs and nutritional supplements.  With many CAM modalities becoming more accepted in allopathic medicine (acupuncture, for example), the line between CAM and ‘mainstream’ medicine has increasingly become thin and gray.

ZYTO’s market at the present time includes healthcare professionals within this field of medicine.  Such healthcare professionals are individuals with specific training in healthcare and wellness.  Generally they hold degrees from schools that qualify them for licensure by State or local licensing boards who oversee the quality and delivery of healthcare to the general public.  For example, acupuncture practitioners are licensed in many states; chiropractic physicians are licensed by state licensing boards, and naturopathic doctors are licensed in many states.  In our case, licensure is not required to purchase our Healthcare Professional line of products.  We impose limitations because the data yielded by our Healthcare Professional line of products may be misinterpreted if the operator lacks the requisite training.  Further, our training overhead is reduced by dealing with purchasers who have more clinical understanding of the applications for which these systems are designed.

Healthcare professionals who embrace our technology are generally those who have experience with and use some form of CAM in their practices.  This may include nutritional supplements, herbs, homeopathy, chiropractic, or some form of energy medicine like acupuncture, massage, or reiki.

Our primary financial objective is to market our technology to both healthcare professionals and retail consumers.  We consider retail consumers to be non-healthcare professional who purchase our technology, an example would be distributors of nutritional products who purchase the Compass.  In addition to placing our product in the aforementioned markets, further financial objectives include collecting initial setup fees, and maintaining and collecting ongoing monthly subscription payments from those with whom we place our products.  Because these payments are nominal, our goal is to place a large number of software installations and to provide service and value that motivates our customers to continue making monthly subscription payments.  All of our products are internet-centric, meaning that our products are deployed over the internet, updated through the internet, and each month the user’s software license is renewed over the internet by syncing the products that they purchase from us with our secured server.

Software development and improvement is an ongoing, and one of our most important functions.  As more powerful development tools are made available and as the internet becomes a more powerful vehicle for our products, we intend to capitalize on this improvement by improving our products with increased speed and power.

We are in the process of releasing version 5.0 of our entire product offering.  The 5.0 platform will take us even more directly into the business of internet transactions and contact with our customers.  For example, a new website (www.ZYTOLife.com) will be launched in January 2011.  ZYTOLife.com will be the nexus for healthcare professionals using our technology with their clients.  All ZYTO applications that are sold exclusively to healthcare professionals can be used remotely over the internet.  This allows a healthcare professional to “stay in touch” with his or her clients, even if the client is located a great distance from the healthcare professional’s clinic.

Additionally, ZYTOLife.com will facilitate the exchange of knowledge and experience among members of the ZYTO community.  Our expectation is that healthcare professionals who purchase our products will enhance each other’s clinical effectiveness through this sharing.

Customer service is a critical element in our operation and in our ongoing success.  This service takes the form of technical support (e.g., helping customers with software and hardware), and proactive implementation (i.e., contacting new customers to make sure they successfully implement our products).  At the current time, all of our products are designed to generate revenue for our customers, and should be a profit center for each customer, when properly used.  Because customers who make money with our equipment are more likely to continue their monthly subscription payments, assisting each customer through superior customer service is a critical component to our overall business model.

Training and education are also critical.  There are two categories of skill required to operate ZYTO technology:

a.
Technical – This includes an understanding of, and the ability to operate a computer and our software.   ZYTO software is user-friendly and intuitive.  Training for software operation is provided online with manuals and video.  Further training is provided with webinars and over the phone one-on-one with Customer Service as the need arises.

b.
Clinical (only required for our Healthcare Professional line of products) – This includes implementation of our technology in a clinical setting and the understanding and interpretation of data gathered with the biosurvey, as discussed more fully below.  The clinical skills required for our Healthcare Professional line of products is more complex than the technical skills required.  However, we reduce any barrier this may cause by requiring training before the sale.  This training (in the case of Healthcare Professionals-only technology) is the training a person has in order to be considered a “healthcare professional.”  A background in anatomy, biology, psychology, and various healthcare modalities generally gives the user a proper foundation to build on.  We provide clinical training online with videos and manuals.  We also provide clinical training with live and recorded webinars, regional live trainings held periodically throughout the year, and a multi-day annual conference.  We also have Account Managers who proactively contact customers to address individual needs to ensure successful implementation after the sale as described above.

As mentioned above, our products that are available only to healthcare professionals are more complex and therefore, require more training.  In order to facilitate and accomplish successful implementation of our products, we provide healthcare professionals with periodic hands-on clinical opportunities.  Healthcare professionals are also invited to an annual multi-day conference to receive further instruction.  Our annual conference includes educational lectures, product trainings, and interfacing with companies whose products complement our technology, such as nutritional supplement companies.

We maintain websites that include recorded trainings that are both product-specific and product-use-specific.  These trainings feature ZYTO personnel, as well as experts from various fields in the healthcare industry.  We will continue to build on this knowledge base and to add additional information that is of interest to our customers.

Our 5.0 platform accommodates the effective translation of ZYTO products into different languages.  Currently, we have certain products in English, Spanish, German, Hungarian, Norwegian, Turkish, Polish, Mandarin, and Portuguese.  Our customer service representatives include representatives who are fluent in English, French, Spanish, and Portuguese.  We currently operate in the United States.  Our sales channels include the United States, Canada, Latin America, China, South Africa, Australia, and Europe.  We anticipate further global expansion.

Our strategy for global expansion is to manage all products from the United States, with our development team being primarily located in the State of Utah.  In most instances, all sales will be initiated on the internet and completed in the United States. This will allow for simplifying issues related to the transactions, such as the ease of the laws governing transactions and the cross-border transfer of payments.

As demand increases, we may outsource first level customer support to international companies specializing in these services.  However, we anticipate second level customer support will be retained and managed internally.

Even in light of global opportunities, our largest market for our products remains the United States.  This is due to the widespread internet availability in the United States, as well as close physical proximity and access to ZYTO.  Most marketing and sales efforts are centered in the United States and we anticipate that this trend will continue for the next several years.

History

Xito Corp, a Nevada corporation (“Zyto NV”), was organized by Dr. Cook on December 30, 2004 by filing Articles of Organization with the Secretary of State of the State of Nevada.  Later, Zyto NV, changed its name to ZYTO Corp by filing a Certificate of Amendment with the Secretary of State of the State of Nevada on September 12, 2005.  On September 7, 2006, ZYTO and its shareholders entered into that certain Share Exchange Agreement (hereinafter, the “Exchange Agreement,” and the transaction contemplated thereby hereinafter referred to as the “Exchange Transaction”) with Quiver Corporation, a Delaware corporation that was organized on May 4, 2006 (“Quiver”), pursuant to which (i) the owners of capital stock of Zyto NV exchanged 10,469,500 shares of Zyto NV’s common stock (which represented 100 percent of the shares issued and outstanding of Zyto NV’s common stock) for 5,234,750 shares of Quiver’s common stock on a 2-for-1 exchange basis, and (ii) Dr. Cook exchanged 300,000 shares of Creston Resources, LTD (“Creston”), an unrelated entity, for 8,020,000 shares of Quiver’s common stock, which was all of Dr. Cook’s equity holdings in Creston. Thus, the Exchange Transaction resulted in an exchange of a controlling interest of Quiver, with Zyto NV becoming a wholly owned subsidiary of Quiver.  Therefore, the Exchange Transaction has been accounted for as a reverse merger with Zyto NV, with Zyto NV being considered the acquiror for accounting purposes.  Thereafter, Zyto NV changed its name to ZYTO Technologies, Inc. by filing a Certificate of Amendment with the Secretary of State of the State of Nevada on April 20, 2007, and Quiver changed its name to ZYTO Corp by filing Certificate of Amendment with the Secretary of State of the State of Delaware on September 7, 2006.

Despite diligent inquiry, we are unable to come to any conclusion regarding the business activities of Quiver Corporation (“Quiver”).  We do know that Quiver had no business activities and no assets at the time of the Exchange Transaction.  However, aside from that, we know very little regarding Quiver’s corporate development, as well as that of its predecessors.  We have researched Quiver’s corporate development and have determined the following history, which we offer to the best of its knowledge:

Walker’s Hook International, Ltd. (“WHI”) was organized in 1998 under the laws of the State of Delaware.  WHI submitted an Information Statement (the “Information Statement”) to the Securities and Exchange Commission pursuant to Rule 15C2-11, effective as of December 19, 1998.  According to the Information Statement, WHI was engaged in the designing and creating hand-painted decorative outside patio furniture.  In October 1999, WHI changed its name to “Quadrant Resources Corp” (WHI is hereinafter referred to as “Quadrant”).  In April 2003, Quadrant entered into that certain Agreement and Plan of Reorganization with Pinnacle Transportation, Inc. (“Pinnacle”), pursuant to which the shareholders of Pinnacle would acquire approximately 25% of the voting common stock of Quadrant in exchange for all of the voting common stock of Pinnacle Transportation, Inc., making Pinnacle Transportation, Inc. a wholly-owned subsidiary of Quadrant.  It is our understanding that Pinnacle was engaged in the trucking and transportation in industry, though we do not have any documentation that we are aware of that supports this understanding.  In May 2003, Quadrant changed its name to “Pinnacle Transportation, Inc.” (Quadrant is hereinafter referred to as “Pinnacle”).  Quiver was organized under the laws of the State of Delaware on May 4, 2006.  On July 31, 2006 Pinnacle and Quiver entered into that certain Agreement and Plan of Merger, pursuant to which Pinnacle merged with and into Quiver via reverse triangular merger.  As noted above, ZYTO exchanged shares of common stock with Quiver, with the Company being treated as the acquiror. At the time of the Exchange Transaction, Quiver had no assets or liabilities and had 12,774,748 shares issued and outstanding.

Subsidiaries

As noted above, ZYTO currently owns all of the authorized, issued and outstanding shares of capital stock of ZYTO Technologies, Inc.  Additionally, we had previously organized a wholly owned subsidiary called ZYTO Health, Inc. under the laws of the State of Utah in connection with the InteMedica Transaction, as discussed immediately following this paragraph.  However, we have since dissolved this subsidiary for reasons set forth below.

Recent Acquisitions

InteMedica, LLC

In January 2008, we were approached by the majority shareholder of InteMedica, LLC, a Nevada limited liability company (“InteMedica”), Dr. John Diamond, MD, regarding a potential sale of InteMedica, a business engaged in the distribution of nutritional supplements.  After several discussions, we made the decision to purchase InteMedica’s assets with the intention of using such assets as a viable source of revenue, when used in conjunction with our technology.  At the time of the acquisition, no officers or directors of ZYTO had any interest in InteMedica.  However, Dr. Diamond and another InteMedica investor owned a total of 30,000 common shares of ZYTO, which constituted approximately 0.12% of ZYTO’s outstanding capital equity.  Accordingly, on January 28, 2008, we entered into that certain Inventory Purchase, Continuing Business Operations and Licensing Agreement (such agreement hereinafter referred to as the “InteMedica Agreement,” and such transaction evidenced thereby hereinafter referred to as the “InteMedica Transaction”) with InteMedica, pursuant to which we agreed to purchase the inventory and continuing business operations of InteMedica.  Under the terms of the InteMedica Agreement, we issued a note payable for $164,000 and issued 100,000 shares of our common stock to InteMedica in exchange for the assets and business opportunities purchased thereunder.  We issued such 100,000 shares of common stock at $1.18 per share, the fair market value per share as of the date of this transaction.  The purchase price of $282,000 was allocated based on fair market value with $127,552 going to inventory and $154,448 to goodwill.

InteMedica was seen as a reasonable acquisition because so much of our technology interfaces with nutriceutical products.  It was felt that owning a product line would give us greater flexibility in developing market-specific applications, and that it would allow us to profit from the sale of those products.  Approximately six months after making the acquisition it became apparent there was more marketing and sales and customer education work needing to be done than had been expected, compounded by the fact that our core competence is technology, not nutriceutical sales.   This, combined with the disparity in profit margins between InteMedica product sales and ZYTO’s technology business, diverting resources and focus away from our technology pursuits was potentially too costly.  Accordingly, we determined that exiting the InteMedica business was the least damaging path.

During the year 2008, we determined that the goodwill of $154,448 associated with this transaction was impaired.  As a result, the entire amount was expensed in 2008.  As of June 30, 2008 we made the decision to exit the business and proceeded to liquidate all of the inventory associated with the InteMedica Transaction.  Effective December 31, 2009, we dissolved the wholly owned subsidiary that we had formed in order to operate this new line of business called ZYTO Health, Inc., which was organized under the laws of the State of Utah.

Products and Services

ZYTO Technology

ZYTO technology is based on the dynamic nature of the body and its ability to respond to subtle stimuli.  We’re particularly interested in the energetic aspects of anatomy.  In traditional Chinese medicine (“TCM”) this energy is referred to as chi.

In the 1930’s a French acupuncturist began experimenting with the electrical properties of skin and discovered that acupuncture points are more electrically conductive than surrounding tissue.  In the early 1950’s his research was built upon by German physician, Reinholdt Voll, MD.  Voll collaborated in the design and development of a measurement device called a Dermatron.  The Dermatron measured, by means of a stylus that was manually applied to an acupuncture point, the electrical potential of the skin.  He discovered that the energetic characteristics were reflective of the health or condition of the organ or body system associated with each acupuncture point.

Voll, and a number of colleagues, mapped hundreds of points on the body and their corresponding relationships.  Voll also developed and incorporated into the Dermatron a micro-stimulator used to treat points showing abnormal readings.  His technique became known as Electroacupuncture According to Voll (“EAV”).

Part of Voll’s technique involved the testing of medicine.  Voll discovered that a medicine, brought into proximity of the body, could have an effect on the electrical characteristics of the skin being measured.  He developed an elaborate system of measuring points for the purpose of diagnosis and then introducing a variety of medicines until he had the combination that resulted in an energetic balance to the acupuncture points.

EAV was introduced into the United States in the 1970’s.  Beginning around 1980 American scientists and engineers computerized the process.  Their computer systems included the gathering and recording of data from the body, and a method for “computerizing medicine,” thus creating a virtual representation of the medicine and then generating a signal or frequency using that virtual representation to effect the body in a way similar to what Voll was doing when he moved the actual medicine into proximity of his patient.  Early computerized devices included the AcuPath 1000 and the Interro.  The Interro was developed and sold by a company named Esion Corporation (“Esion”).

In 1985 Dr. Cook was introduced to Roy Curtin, PhD, President and Owner of Esion, and in 1986 went to work for that company.  During his tenure there he worked in sales and training and became familiar with every aspect of the business and Esion’s technology, including the Interro.  In 1988 Dr. Cook left Esion and started a company named Digital Health Corp. (“Digital Health”)  There he developed of a new computerized EAV system he named “Omega AcuBase.”  This system was the first of its kind to be registered with the U.S. Food and Drug Administration (the “FDA”).  In 1997 Dr. Cook sold this technology to BioMeridian Corporation (“BioMeridian”).  For a short time thereafter, Dr. Cook worked for BioMeridian in sales, training, and eventually as its President.  In 1998 Dr. Cook left BioMeridian, focusing his efforts on Digital Health’s business, including training and technology that was non-competitive with BioMeridian.

In 2001 Dr. Cook independently began development of what is now ZYTO technology and began selling it in late 2004 through Digital Health.   At the end of 2004 Dr. Cook organized Zyto NV and transferred this technology to Zyto NV.  This technology included certain intellectual property consisting of the right granted by Dr. Cook to develop the Hand Cradle and Tower, the initial software package, and the methods of programming computerized stimuli called “Virtual Stimulus Items” or “VSI,” as discussed in more depth below. Since ZYTO’s organization, under the direction of Dr. Cook, we have continuously pursued product enhancement and further development.  During the intervening years we have released three new versions of the software and developed market specific applications, for example the Compass.  We have also redesigned hardware, including the hand cradle.  The new design is USB and has a cleaner, sleeker look.

During the last 25 years Dr. Cook has been involved in the development and sale of technology, and during many of those years was also actively involved in clinical practice as the owner of Utah Acupuncture Clinic and Meridian Health Center in Salt Lake City, Utah.  This clinical experience has strongly influenced the technology Dr. Cook has developed, including ZYTO’s current products.

Although Dr. Cook’s background is focused on EAV, ZYTO technology is not EAV.  It is, however, similar to EAV because it involves the measurement of energetic changes of the skin, but its measurement pathways are not acupuncture points.  Another difference is the hardware interface to the body.  EAV uses a stylus, manually applied, and ZYTO technology uses a hand cradle in which the subject places his or her hand, where it receives the stimulus discussed above.

Connecting to the computer through a USB port, the hand cradle is designed to accommodate a hand resting on it.  The palm of the hand and the five fingers each contact a separate conductive plate that’s in turn connected to the PC board, or computer inside the hand cradle.

VSI is an acronym for Virtual Stimulus Item.  VSI’s are created in the software using a proprietary process wherein a unique binary string, sometimes referred to as a ‘binary signature’, is generated, converted to a signal, and that signal is then linked to the physical item.   Linking is accomplished using the Tower, a hardware component included in the LSA Pro System which is primarily an array of antennae used to transmit VSI data at the appropriate time.  The computer will output to the Tower the binary signature or frequency of the VSI; the item represented by the VSI is placed in front of the Tower and the two are linked.  The software used in the linking process indicates when the link is complete.  The output at the Tower is in the form of an electromagnetic non-radiating wave.  The Tower does not ‘read’ the energy of the item represented by the VSI.  In addition, the Tower does not measure or record feedback transmissions from the patient.

Once this proprietary process is complete, the VSI is used as a stimulus in the biosurvey sequence.  VSIs can be created for any number of items including drugs or nutritional supplements or allergens or homeopathic remedies to name a few.  To date, there are approximately fifteen thousand VSIs available in various ZYTO products.  This number varies depending on the product. . Understanding this process is most easily explained by describing the stimulus-response sequence, as follows.

When a biosurvey is initiated, the computer first queries the hand cradle to see if it is properly connected with a hand resting on it.  The computer then samples the digital data coming from the hand.  This sampling period lasts for a few seconds, allowing the hand to acclimate to the hand cradle.  Next, the hand cradle will take a baseline sampling, measuring electrical resistance (or conductance) of the skin at all contact points.  Subtle changes in electrical resistance at each point are then analyzed using a proprietary algorithm to determine a coherent state.   That data is then transmitted to the computer.  The computer then sends a VSI signal to the hand cradle.  This signal creates a rapid burst of data, sometimes referred to as a ‘ping.’  The hand cradle then takes a second reading measuring electrical characteristics of the skin at all contact points and transfers that data to the computer.  The computer then analyzes the baseline against the response and correlates it with the VSI signal.   The variance between the baseline and the response are expressed numerically as a “deviation Ratio” or a “dR.”.  If the response is more coherent or in sync with other responses than the baseline, the dR will be positive; if the response is less coherent and dR will be negative.  If the response is the same as the baseline the dR will be zero.  Additionally, the computer will determine variance in coherence and will assign a number, the greater the number the more or less coherent the response.

The objective of the stimulus-response exercise, called a biosurvey, is to determine what’s referred to as “Biological Preference.”  VSIs that generate higher positive dRs are considered biologically preferred.  Biologically preferred refers to the observed increase in a coherent state.  The biosurvey sequence involves a base line measurement, the introduction of the VSI, and a response measurement.  If the energetic position of the skin, measured by the hand cradle, is greater than the baseline than the VSI is assumed to have influenced that shift.  Biological preference is the term used to describe that shift.  Biological preference is determined exclusively through the autonomic responses of the person whose hand is on the cradle during the biosurvey, measured as changes in the electrical properties of the skin.  The only input from the operator is the selection of the biosurvey or the VSIs to use in the biosurvey.

The results of a biosurvey are treated similar to information collected on a health history.  The biosurvey will provide health information that helps the practitioner make better decisions faster, but does not provide them any definitive diagnosis.  Biological preference is not an indicator or need or deficiency and no system of the body is evaluated in the process of determining biological preference.  Therefore, the biosurvey cannot be considered a diagnosis.

For clarity, we have included the following example, which demonstrates how biosurveys are used clinically:  A healthcare professional consults with a patient who suffers from a particular ailment for which the healthcare professional may choose one of a number of drugs to treat.  The healthcare professional then organizes, or creates a biosurvey containing VSI’s for all appropriate drug choices.  That biosurvey is then run while the client has his/her hand on the hand cradle.  The client’s responses to the items in the biosurvey will be ranked and shown in the final report.  The healthcare professional then takes this data into account when making his prescriptive choice, giving greater consideration to items (drugs) for which the client shows the highest biological preference.  The biosurvey allows the healthcare professional to individualize therapy for his clients based on biological preference; different clients will show different preferences.  As a point of clarification, VSIs are linked to specific items, including drugs, nutritional supplements, etc.  Linking is a proprietary process and the software used in the linking process indicates when the link is complete.  VSIs that generate shifts to greater coherence are scored positively.  The degree to which the coherence state increased is scored with a number.  The higher the positive number (called a dR for deviation Ratio) the greater the shift to coherence.  The software then ranks the body’s responses according to dR making it easy to find VSIs that created the most significant shift.  These are referred to as having the highest biological preference.

The operator (healthcare professional) decides which biosurvey to use, or which sets of drugs to include in the biosurvey.  One distinct advantage of our technology is the speed at which it operates, allowing the operator to consider a wider variety of choices.  All choices included in a biosurvey will be ranked against the entire list.

There are other methods for determining the equivalent of biological preference.  The most common would be clinical judgment based on experience.  For example, a healthcare professional might select a certain drug based on the observed response from other patients over time.  Another method for determining the equivalent of biological preference would be clinical trial:  “Let’s use this and see what happens.”  Our technology gives our customers the advantage of observing potential effects quickly.  Even though our technology is not diagnostic it is informational and that additional information is clinically helpful.

Based on conversations with our customers, healthcare professionals who use our technology are generally happy with results.  One client has stated, “The ZYTO has improved my practice because I’m able to give my patients more for less money with treatment that is really specific to their problems.”  Another client, in speaking of her autistic patients, said, “With our autistic patients the LSA Pro was able to provide us insurmountable information that we would have never ever been able to have without it.”

Notwithstanding the assistance that biosurveys can provide to healthcare professionals, biosurveys are not diagnostic; they are simply data-gathering exercises for the purpose of providing more detail upon which to base a decision. For this reason we term our technology as “Decision Support Technology.”  .  For example, a biosurvey containing a number of VSIs for allergens can be used with the objective of narrowing the field.  Knowing biological preference (or aversion) can help the practitioner focus attention on items that may be reactive.  This information can save time, money, and morbidity. Data collected through the biosurvey process can relate to any aspect of clinical care; looking for sources of physical aggravation, choosing appropriate nutritional supplements or drugs, or choosing among various clinical therapies.

One reason our technology is not considered diagnostic is because it does not fit the definition of a medical device, it does not measure any system of the body.  The electrical characteristics of the skin are not a ‘body system.’  An example of a body system would be the digestive system.  Our technology does not measure ‘body systems.’ .  Even though GSR is controlled by the sympathetic side of the autonomic nervous system, the changes in electrical characteristics of the skin can be appropriately compared to reactions of the eye to elements such as light, or fluctuations in respiration rates due to physical stress.  These reactions are also controlled by the sympathetic side of the autonomic nervous system, and measuring any of these reactions does not constitute the evaluation of a body system, including the nervous system.

Note: comments included in this Registration Statement made by our customers were solicited by us but no compensation was offered or paid.  The customer names have been withheld to protect the confidentiality and privacy of our customers.  These comments were selected from a number of commenters.  Most were collected at our Annual Conference for Healthcare Professionals.  All commenters are healthcare professionals or work in clinics under the direction of healthcare professionals.  Our confidence in the satisfaction of our customers is also based on the low attrition rates we experience.  Our customers are required to remit a monthly subscription fee to keep their software license active.  Only a small percentage cancel their subscriptions and we take that as an indication that our customers are generally happy with our products and the results they obtain from using them.  For the ten months ended October 31, 2010, we have experienced an average monthly attrition rate of approximately 1.6 percent for our Healthcare Professional products and 3.1 percent for our Compass product.

FDA Approval and Regulation

Upon completion of the first ZYTO device, thinking we had a medical device, we began the process of filing the appropriate application with the Food and Drug Administration (the “FDA”).  We contacted Underwriter’s Laboratory (“UL”) and asked them to act as our agent in such application process.  UL is an approved consultant to the FDA and the FDA provides incentives to applicants who use approved consultants.  After UL’s initial review of our details, we received the following correspondence from Kathleen Hawker, our contact there:

“I have been corresponding with our Notified Body Auditor to determine the classification and she has questions regarding the intended use of your product. I sent her the definition that was in your description but she has written back that it doesn't appear to fall under the definition of a medical device:

The definition in the MDD is as follows:

2.
For the purposes of this Directive, the following definitions shall apply: (a) ‘medical device’ means any instrument, apparatus, appliance, material or other article, whether used alone or in combination, including the software necessary for its proper application intended by the manufacturer to be used for human beings for the purpose of:

a.	diagnosis, prevention, monitoring, treatment or alleviation of disease,

b.	diagnosis, monitoring, treatment, alleviation of or compensation for an injury or handicap,

c.	investigation, replacement or modification of the anatomy or of a physiological process,

d.	control of conception,

e.	and which does not achieve its principal intended action in or on the human body by pharmacological, immunological or metabolic means, but which may be assisted in its function by such means;

If you can you explain to us how your product fits into the definition she will investigate it further.  If you are investigating a "physiological process" it would help to know which one and for what purpose, aka when is the device used.”

Best Regards,

Kathleen Hawker
Account Manager
US Medical Sales and Marketing Team
Underwriters Laboratories

We then submitted additional detail explaining why we felt the device was a medical device.  UL reviewed our additional detail and Kathleen replied as follows:

“I just got replies back from our Notified Body auditors again, after sending them your additional information. Unfortunately, they are still saying it does not qualify as a medical device.”

Accordingly, we do not believe that our products are “medical devices” and are, therefore, not subject to regulation by the FDA.  We do not have written or verbal consent from Kathleen Hawker or Underwriters Laboratories to include this correspondence in this filing.

ZYTO Products

We offer two primary hardware components: the Hand Cradle and the Tower.  The hand cradle is the primary interface between the person and the computer.  It is designed to accommodate a hand resting on the cradle.  There are six contact points on top of the cradle, one for the palm and one for each of the five fingers. Although it is most commonly used to interface with the hand, the cradle can be used anywhere on the body where skin contact can be made, such as the stomach or thigh.

The hand cradle is powered through a USB port that is plugged into the computer being used to run the associated software.  There are redundant isolation circuits in the hand cradle to eliminate the risk of electrical shock.  Additionally the hand cradle has a data processor inside that directs the output from the computer and the response from each of the contact points.

The hand cradle converts the analogue signal from the body to digital data and transmits it to the computer software where it is then analyzed and ranked using a proprietary algorithm.  This algorithm is used to determine or score the body’s response.  The ranking is a simple ranking based on those scores.

The tower is sold only with the LSA Pro and with the Elite 5.0, both of which products are described in more detail below.  It is used as part of the proprietary process of creating the VSI.  The tower is primarily an array of antennae used to transmit VSI data at the appropriate time.  The reason it is only sold with the Pro and Elite is because these are the only products with the capability of creating a VSI.

Approximately 85% of all inventory is purchased from two suppliers.  The electronic components of the hand cradle and tower are manufactured by Newonics in Salt Lake City, Utah.  The injection molding for the and cradle is provided by Champion Precision, Ltd in Xiamen, China.  A third principal supplier is Lindon Precision, in Lindon, Utah who provides the aluminum enclosures for the tower.

We do not have written supply agreements with these vendors.  Inventory is purchased on an ‘as needed’ basis.

ZYTO Technology Systems

Our technology is designed to be used in a ‘fee for services’ environment.  Even the Compass is designed to facilitate the sale of nutritional supplements, whether the healthcare professional charges the patient for the biosurvey or not.  In every instance a significant measure of our customer’s success is the financial benefit our technology provides them.  Proper use will include an ability to explain the technology, proper placement, operation, and billing practices.

LSA Pro 4.0 and Elite 5.0

The LSA Pro 4.0 (currently in the market) and Elite 5.0 (an upgrade to the LSA Pro scheduled to be released January 2011) are both sold only to healthcare professionals.  These products are the most versatile and capable products in the ZYTO lineup.  They give the operator an extensive library of VSIs and the ability to add new VSIs to their library.  This proprietary process is the same as explained above, the LSA Pro creates a unique code, converts it to a frequency and that frequency is then linked to the physical item.  The software used in the linking process indicates when the link is complete.  The VSI is now available for the use in the biosurvey sequence.  They also have the ability to author their own biosurveys and to deploy them to other ZYTO systems, specifically the Balance 3.0 and Select 5.0 (also scheduled for release January 2011).  Additionally, they are able to test remotely over the internet.  Remote biosurveys are conducted over the internet with a client having a hand cradle connecting to a practitioner with ZYTO software in a distant location.  The connection is made over the internet.

Balance 3.0 and Select 5.0

The Balance 3.0 (currently in the market) will be replaced with the Select 5.0 (scheduled for release January 2011).  These are products designed to run a limited number of biosurveys.  These two products are similar to the Compass in this regard, but because they are sold only to healthcare professionals their final reports are much more detailed and in-depth than the Compass.  These products can also test remotely over the internet.

One of the biosurveys built into the Balance scans a number of VSIs relating to vertebrae, teeth, and acupuncture meridians and the Balance draws the body’s response to these items in a graph called a Stress Profile.  The Balance then measures the body’s responses to the VSIs representative of various products.  The products with the highest biological preference are then used in a reassessment of the stress profile.  As these products are introduced throughout the reassessment process the stress profile changes.  The change indicates the expected physical benefit the client will receive when the supplements are taken, making the process a ‘simulation’ of actually taking the supplements.  The presentation of the data in the final report is both educational and motivating to the client.  The education comes in the form of describing the products for which they show the highest biological preference, and the motivation because the descriptions will often match what they know about their own health conditions or concerns.  The structure of the report is also motivating, making it simple to understand the benefit that can be expected from the products shown.  An example of this motivation comes from one client who told us: “Every day we have people coming into our office just as walk-ins that want to get scanned.  They’ve heard about it from a friend or a family member who’ve been scanned and told them about it.  Often we’ll get five people a day like this.”

Compass

The Compass is a consumer device, sold to distributors of nutritional products who sell through direct sales or network marketing channels.  Before we create a Compass with a library of products (VSIs) for any direct sales or network marketing company, that company must meet two requirements: at least 25 products in their product offering, and at least 5,000 distributors.  Once an eligible company has been identified we will obtain a sample of each of their products.  VSIs for each of these products is then created and organized into a library of biosurveys.  The Compass is then offered for sale.

The Compass operates similarly to the ‘Healthcare Professional only’ products.  The difference is the presentation of the data in the final report and the VSIs available for inclusion in the biosurvey.  It uses the biosurvey process in the same way as the professional only line of products but the final report provides a lot less detail.  The Compass is sold to ‘non-professionals’ who may not have any medical background or licensure.  For this reason the Compass report does not identify detail like specific biomarkers or dR numbers.  It is also limited in its flexibility.  Compass operators are only allowed to alter the program by filtering its product library according to their physical product inventory.  If the inventory filter is used the Compass biosurvey will only use the VSIs for products the operator indicates are part of his/her product inventory.

The Compass biosurvey first records the body’s response to a number of VSIs referred to as biomarkers.  These VSIs are representative of 75 anatomical components of the body.  The results of this part of the biosurvey are displayed graphically in what is called a “Stress Profile.”  VSIs that generated the most aggressive responses are plotted outside a range circle and are considered ‘out of range’.  Next, VSIs for a number of products are used to determine and rank biological preference for each.  The method for determining biological preference is the ‘baseline-stimulus-response’ sequence.  The product with the highest positive dR is then used as the stimulating VSI as each of the out-of-range biomarkers are reassessed.  The stress profile will indicate which biomarkers move into range.  If all biomarkers do not move into range the VSI for the product with the next highest positive dR is used along with the first as the stimulating signal as the biomarkers are again reassessed.  This process is repeated, adding a new product each time, until the stress profile is resolved, i.e., until all biomarkers have moved into range.

The exercises involved with all of our products do not imply that ‘all your health issues will go away if you take these supplements.’ However, these exercises provide information that is helpful when choosing what supplements to buy, what prescriptions a healthcare professional to issue, and how a healthcare professional can further assist his or her patient.

Testing Humans and Animals

The hand cradle is built to accommodate the human hand.  However, as noted above, the skin is the point of contact important to the successful biosurvey, and it can be skin anywhere on the body.  The important thing is to make contact with all six conductive elements on the hand cradle.  The stomach or thigh is sometimes used.

To run a biosurvey on an animal the hand cradle will be placed against the skin of the animal.  Locations that accommodate the hand cradle are usually the belly or inner thigh, areas where hair or fur does not interfere.  As the hand cradle is not designed specifically for this purpose animal testing is limited to those large enough to accommodate it.  ZYTO has under development a new alternative to the hand cradle that will make animal biosurveys much easier and more convenient.

There are no laws prohibiting someone from running a biosurvey on an animal.  The process is not painful and doesn’t compromise the animal in any way.

EVOX

EVOX is a perception reframing tool.  It comes with a hand cradle for the purpose of running biosurveys and is used with a headset that plugs into the computer.  The EVOX measures the frequencies (energy) in the voice and uses that information to facilitate what is called perception reframing.

Information carried in the voice exceeds the words spoken.  For example, with a phone call from a stranger, in very few seconds you will likely know the caller’s gender, race, approximate age, general health, and what part of the world they lived in when they were young (their accent).  All this non-articulated information is carried in the voice.  Non-articulated information varies with each topic.  In addition to age, gender, etc. voice carries attitudes, memories, beliefs, etc.  In short, voice carries perception.

Perception is important because in many instances it creates reality.  Thus, to the extent perception is inadequate, reality can be dysfunctional.  An example of an inadequate perception would be the person who believes all dogs are mean.  While it is true that some dogs are mean, all are not, and a person with this perception will live a dysfunctional ‘dog’ reality.

Another interesting characteristic of perception is that it is almost entirely subconscious, resulting in behaviors that are ‘driven’ by reasons we may not understand or even be aware of.  This subconscious nature makes perceptions almost impossible to alter so they remain static and we live our lives as a recurrent expression of the same dysfunctions.

The EVOX process begins with a short recording, with the client speaking about a specific topic for about ten to fifteen seconds.  EVOX uses the microphone and the computer’s sound card to record the frequencies in the voice, referred to as voice energy.  Those frequencies are plotted into a graph called a Perception Index.  The Perception Index is then analyzed by the computer and ‘holes or gaps’ (frequencies that are absent) in the frequency pattern are used to determine various frequency VSIs that could be used in the reframe process.  The computer-determined VSIs are then placed into a biosurvey which runs while the client’s hand is on the hand cradle.  VSIs that generate a negative dR are deleted; those creating a positive dR are saved and are then output to the hand cradle sequentially over a period lasting thirty seconds to ten minutes, depending on operator preference.  During the output period EVOX plays easy-to-listen-to music into headphones worn by the client and the client is instructed to close his eyes and think about the topic of which he is speaking.  At the end of the output phase the computer resets for the next recording.  This cycle is called a round.  One client stated, “Over the course of a session (usually consisting of three to ten rounds) the client will usually experience a shift in perception relative to the topic.”  This is Perception Reframing.  Perception Reframing can result in an improved golf game, a better relationship with a spouse or child, or the elimination of some self-sabotaging behavior.  This shift is not the result of ‘treating a condition.’ Rather, it is simply expanding or reframing the way the topic is perceived by the client.  Expanded perception creates an ability to exercise more choice

The objective of EVOX and perception reframing is to identify the position of the Perception Index and then use VSIs for frequencies to facilitate a reframe or shift in perception.  This can be significant to the extent a person’s reality is created by his perception.  Filling in the biosurvey involves the process of stimulus (with the VSI) and response (expressed as a dR).  The EVOX expands that process by using the voice as a feedback loop in the process.  With EVOX the hand cradle is used in the same way, but voice becomes the primary indicator of perception and the achievement of a subsequent shift or reframe of perception.

5.0 Platform and ZYTOLife.com

The 5.0 Platform is the 2010 update to ZYTO Technology.  It is being released in phases.  Software upgrades are downloaded to existing customers over the internet.  The first product to be updated and released was EVOX 5.0.  The next product was a new version of the Balance called Balance 5.0.  This product was first shipped mid-July 2010.  The Elite 5.0 will be the upgrade and replacement for the LSA Pro 4.0 and is scheduled for release January 2011.  A new product, Select 5.0 will be an upgrade to the Balance 3.0 and is scheduled for release along with the Elite and with a new website, ZYTOLife.com.  ZYTOLife.com was first (prematurely) announced in 2008.  The 5.0 platform has taken over two years to develop and many of the concepts included in it were formulated in 2008.

Our new website, www.ZYTOLife.com will be a nexus for all ZYTO healthcare professionals and for those professionals and their clients as this will become the portal for remote biosurvey assessments.  Remote use of our technology over the internet is currently available and has been for the last several years under the name of “Virtual Clinic.”  ZYTOLife.com will become the new portal for this remote testing once it is launched.

In addition to being the nexus between healthcare professionals and their clients as it relates to remote assessments, ZYTOLife.com will have a ‘library’ where practitioners can share biosurveys and clinical applications using ZYTO technology.  A practitioner owning the Elite will be able to author a biosurvey and post that biosurvey for sale at ZYTOLife.com and other practitioners will be able to benefit from their experience and knowledge.  The net effect is expected to be a more robust sharing of intellectual power and experience.

Operating Divisions

Our business is managed by groups of employees called “workgroups.” Each workgroup has specialized assignments, which include Accounting (includes inventory management), Technical Customer Service, Compass Sales and Product Implementation, Healthcare Professional Sales and Product Implementation, Marketing, and Product Development.  Each of these work groups is supervised by a manager.

As the only two officers of ZYTO, Dr. Vaughn R Cook, President and CEO, and Kami J. Howard, CFO and Secretary, oversee all of our operations.  We have fewer than thirty employees, so the primary management interface is handled through regular meetings.

Additionally, all employees are paid a financial incentive when we meet or exceed certain revenue targets.  Daily revenue reports are distributed to all employees in order for all employees to receive immediate feedback as to the effectiveness of our day-to-day activities.

Marketing and Sales

Marketing and sales are segregated into two distinct areas: Compass and Healthcare Professional.

The Compass is sold to distributors of nutritional supplement products.  These distributors sell through direct sales or network marketing channels.  As a rule, we will only create a Compass when a distribution company offers more than twenty nutritional supplement products, and only if that company has more than five thousand distributors.  Once an eligible company has been identified we obtain a sample of each of their products.  VSIs for each of these products is then created and organized into a library of biosurveys.  The Compass is then offered for sale.  Currently we have Compasses for twelve companies.  There are no nutritional supplement product distribution companies that endorse the Compass directly as a tool to help their distributors sell product.  The primary reason for this is liability.  Nutritional supplement product manufacturers and distributors are required to limit their health claims to what is printed on the label.  To someone who does not understand how the Compass works, it may be easy to falsely assume a claim is being implied that a biological preference for a particular nutritional supplement product means that product will ‘fix’ something that is wrong with the customer.  If this false assumption was supported by the manufacturer, or if their endorsement of the Compass is perceived as supporting this false assumption, it may imply an expansion of claims other than those on the product label.

The Compass does not extend any label claim, but, in order to ensure this is clear, it must be noted that manufacturers and distributors of nutritional supplements whose products are included with a Compass maintain a clear arm’s length relationship with us and with the Compass.  In no instance do we share in the revenue from the sale of nutritional supplement products sold in conjunction with a Compass.  Likewise, in no instance does a nutritional supplement product manufacturer share in the revenue we generate from the sale of a Compass.

As noted above, the primary system we use to propagate sales through the distributor network of a particular company is via an affiliate program.  Every Compass owner may choose to become an affiliate.  Each affiliate is issued a web link that may be shared with other individuals interested in the Compass.  When a prospective purchaser follows that link, it directs them to www.ZYTOCompass.com, where the website recognizes the source of the inquiry.  Should the prospect purchase the Compass, the affiliate is paid a nominal referral bonus.  Most referrals are made to individuals within the affiliate’s sales organization.

The primary incentive for a nutritional supplement product distributor to refer someone to purchase a Compass is the increased revenue he or she will receive through the payout of referral bonuses. We increase Compass sales through this referral bonus system.  For more information specifically about the Compass visit www.ZYTOCompass.com.

Healthcare Professional Products include the PRO, Balance 5.0, and EVOX 5.0.  Sales of these products are made using internal sales representatives and outside sales representatives.  Internal sales representatives receive a base salary and commission bonuses based on total sales.  Outside sales representatives receive sales commissions on completed sales only.

As a means of generating business for the Healthcare Professional Products, we have created a Strategic Marketing Partner Program (hereinafter, the “SMP Program”).  Currently there are three companies that participate in the SMP Program: Nutri-West, Biotics Research Corporation, and Premier Research Labs (collective, the “SMP Companies”).   The SMP Program was formed with the objective of creating more business for each party.  The SMP desires to have us customize certain technology applications with the intent of adding value specifically for the SMP and to help the SMP and its affiliated health professionals sell more SMP nutriceutical products to customers and patients.  We desire to have the SMP provide additional marketing cooperation by including our customized technology products in certain advertising, seminars, and other marketing sales efforts.  It is the intent of both parties to work cooperatively to use our technology to help serve the SMP’s customers and their affiliated health professional’s customers and patients more effectively.

For each SMP company, we create a Balance 5.0.  The Balance 5.0 is designed to be used in a health clinic to identify SMP Company products for which clients have a biological preference.  This, along with other information provided by the Balance 5.0, assists healthcare professionals in making better nutritional supplement recommendations to their clients.

Additionally, the reports generated by the Balance 5.0 are designed to educate clients and to provide them the motivation necessary to comply with the recommendations of their healthcare provider.  The Balance 5.0 scans a number of VSIs relating to vertebrae, teeth, and acupuncture meridians and the Balance 5.0 draws the body’s response to these items in a graph called a Stress Profile.  The Balance 5.0 then measures the body’s responses to the VSIs representative of various products.  The products with the highest biological preference are then used in a reassessment of the stress profile.  The net effect is a visual representation of the effect these supplements will have based on their ability to resolve the stress profile, bringing all out-of-range biomarkers into range.  The visual effect shown as the stress profile is resolved can be very motivating to the person being tested.

SMP companies participate in our SMP Program because healthcare professionals who use our technology are more confident in making nutrition part of their practices and therefore tend to sell more nutritional supplement products.  We do not participate financially in any nutritional supplement product sales by SMP companies, and SMP companies do not participate financially in our technology sales.  The SMP relationship, although symbiotic, is strictly an arm’s length relationship.  Pursuant to the terms of our written agreements with each SMP company, we maintain responsibility and liability for our technology and SMP companies do the same for their products.   At the present time we carry Commerical General Liability Coverage with the following limits:

•	$2,000,000 General Aggregate
•	$2,000,000 Products/Completed Operations Aggregate
•	$1,000,000 Each Occurrence
•	$1,000,000 Personal and Advertising Injury
•	$100,000 Damage to Premises Rented by us

In addition to the SMP Program, we advertise in trade journals and we attend a number of professional conferences and trade shows every year.  From time to time we also provide sponsorship support to professional organizations and their events when possible.  We do not have an ongoing financial commitment to provide this type of sponsorship support.

Industry Overview

Although our technology is not technically medical, much of it is targeted to the complementary and alternative medical (“CAM”) marketplace.   Technically, this is because biocommunication involves a direct interface to the body of humans and animals.  The interface creates a ‘stimulus-response’ communication channel where the computer sends a stimulus in the form of an electronic signal to the body and the body responds.  The response measured is very subtle changes in the electrical properties of the skin and involves multiple contact points.  This process is sometimes described metaphorically as ‘the computer asks the body a question and the body answers.’  The outcome of the ‘conversation’ is to determine what we call biological preference.  In other words, we determine a client’s biological preference based on the body’s response to various stimuli presented.  Because one of the primary functions of biocommunication is to identify biological preference, it’s natural that our technology would have application in the decision making done by practitioners of CAM. In 2007, according to the National Institutes of Health National Center for Complementary and Alternative Medicine, 38.3% of all adults in the United States used some form of CAM (http://nccam.nih.gov/news/camstats/2007/camsurvey_fs1.htm).  This report is included as Exhibit 99.2, and the relevant statistic is located on page 1 thereof.  Industry data indicates that this number has grown steadily from year to year. We believe that our technology has the potential to become a significant contributor to this growing market.

 According to an article published by the National Institutes of Health National Center for Complementary and Alternative Medicine, the primary demographic of CAM customers are educated females with above-average incomes (http://nccam.nih.gov/news/camstats/2007/camsurvey_fs1.htm#most).  This article is included as Exhibit 99.2, and the relevant passage is located on page 7 thereof. This demographic is also more likely to be computer literate and, therefore, more comfortable with our computer applications.

In addition to practitioners of CAM, EVOX 5.0 opens another growing market for us: life coaches and performance coaches of all types. The ability EVOX 5.0 has to improve human performance at every level makes it appealing. According to a recent USA Today article, there are more than 10,000 life coaches working in the United States (http://www.usatoday.com/news/health/2002-08-04-lifecoach_x.htm).  This article is included as Exhibit 99.3. Interestingly, and based on the two most recent articles cited above, the demographic of those who seek help from a life coach is very similar to CAM generally: female, educated, with above-average incomes.

For the Compass, our target market is network marketing companies with more than twenty nutritional supplement products in their product offering, and more than five thousand distributors. Worldwide, according to the Gerson Lehman Group, the nutritional supplements market has been valued at over $68 billion worldwide and demand is expected to grow about 12 percent by 2011 (see Gerson Lehman Group: http://www.glgroup.com/news/overview-of-the-nutritional-supplements-market-20182.html).  This article is included as Exhibit 99.4.

According to a report published by the World Federation of Direct Selling Association, worldwide direct selling accounted for $113 billion in sales in 2008 (http://www.wfdsa.org/press/pdfs/PR.pdf - Executive Summary, 2009 Report). This article is included as Exhibit 99.5.  Per the Direct Selling Association, Research Services Center (http://dsa.org/research/industry-statistics/#SALES), within network marketing, health and wellness products rank as the number two highest selling category for products types. This article is included as Exhibit 99.6, and the relevant passage is located on page 5 thereof.  According to a Gordon D. Hester article dated April 28, 2010, consumers continue to be moving toward preventative healthcare and physicians are looking for additional answers to support themselves, their families and their practices (http://www.gordonhester.com/?p=315).  This article is included as Exhibit 99.7.

Competition

We believe that our principal competitors include GTech and BioMeridian International, Inc., and other manufacturers of similar technology that may provide biocommunication applications.  Our most significant challenge in the marketplace is not alternative product offerings from competing companies, but the lack of knowledge of our products in the marketplace and what the products can do for potential customers.

We are competitive with the companies mentioned above with regard to the features and effectiveness of our product offerings, as well as price, customer service, and name recognition. Our relative strengths and weaknesses vary on a competitor-by-competitor basis.  In general, our relative strengths include the ease of implementation and use of our products, assurance of continual development and upgrading of our products, and customer support.  Our relative weaknesses include capital constraints and market reach.

Many of our existing and potential competitors have longer operating histories and more recognized brands in the industry. These competitors may be able to attract customers more easily because of their resources and the marketplace’s awareness of their products. To compete with these companies, we rely primarily on trade shows, advertising in trade publications, Internet marketing, and strategic marketing partnerships.

Dependence on a Concentrated Number of Customers

We have several thousand customers and are not reliant upon any single customer or group of major customers. During our most recent fiscal year, no one customer accounted for more than one percent of our revenue.

Proprietary Intellectual Property

To our knowledge, none of our products or services are subject to any patents, patent applications or registered copyrights. We have filed a patent application for “methods and devices for analyzing and comparing physiological parameter measurements,” and are still waiting for final approval for such patent.  That notwithstanding, we believe that our primary software application is protected by common law copyrights. However, to protect our software and other innovations, we rely principally on trade secret and contract law in the United States to protect our proprietary rights. We generally enter into confidentiality agreements, “work-made-for-hire” contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our technologies, content and other proprietary information. We also do not grant to our customers rights to access our software source code. These agreements and our policies are intended to protect our intellectual property, but we cannot assure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or unauthorized disclosure. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, our efforts may not be sufficient or successful. It may be possible that some of our innovations may not be protectable. If third parties were to use or otherwise misappropriate our source code, other copyright materials, trademarks, service marks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in costly and distracting litigation to enforce our rights.

We have not registered any trademarks with the U.S. Patent and Trademark Office or filed any application for the registration of the trademarks.

Government Regulation

Other than business license requirements and laws and regulations generally applicable to all entities in the jurisdictions in which we operate, we do not need any material government approvals in connection with our business and are not subject to material government regulation.

Research and Development

We expensed $186,291 of research and development costs during 2009 and $344,691 of research and development costs during 2008, none of which was funded by customers.

Environmental Laws

We do not use hazardous substances in our operations and have not incurred, and do not expect to incur, material costs associated with compliance with environmental laws at the federal, state and local levels.

Employees

As of November 1, 2010, we had 25 employees.  Among them, two were part-time.  We do not have formal employment agreements with our employees.  We believe that all employee relationships are satisfactory.

Common Stock

Our common stock is quoted on the Pink OTC Markets electronic quotation service under the symbol “ZYTC.”

Corporate Information

Our principal executive offices are located at 387 South 520 West, Ste. 200, Lindon, UT  84042, and our telephone number is 801-224-7199.  Our website is www.ZYTO.com.

ITEM 1A             RISK FACTORS

Risk Factors

Our business faces many risks. We believe the risks described below are the material risks we face. However, the risks described below may not be the only risks we face. Additional unknown risks or risks that we currently consider immaterial may also impair our business operations. If any of the events or circumstances described below actually occur, our business, financial condition or results of operations could suffer, and the trading price of our shares of common stock could decline significantly. Investors should consider the specific risk factors discussed below, together with the “Cautionary Statement Concerning Forward-Looking Statements” and the other information contained in this Form 10 and the other documents that we will file from time to time with the SEC.

Risks Related to Our Business

We cannot be certain that the business practices of our predecessor entities will not adversely affect our operations going forward.

We have researched whether there are any existing liabilities and other negative factors associated with our predecessor entities and their business practices and have been unable to determine whether such may or may not exist.  However, we have not discovered or uncovered the existence of any such negative factors.  Accordingly, although we do not believe that any such factors exist, we cannot assure you that the business practices of our predecessor entities will not adversely affect our operations going forward.

We may incur losses in the future. We may not maintain profitability. If additional capital is not available, we might have to curtail or cease operations.

Our business has experienced net losses in the past.  Although we experienced net profits last year, we may incur additional net losses over the next several years as we continue our research and development activities. Since we might not successfully develop additional products, obtain required regulatory approvals if needed, manufacture products at an acceptable cost or with appropriate quality, or successfully market products with desired margins, our expenses might exceed any revenues we receive. Our commitment of resources to the continued development of our products might require significant additional funds for development. Our operating expenses also might increase if we:

•	increase the number of patents we are prosecuting or otherwise expend additional resources on patent prosecution or defense;
•	invest in or acquire additional technologies, product candidates or businesses; or
•	impair any of our investments in our product candidates.

Although we expect to have sufficient cash to fund our operations and working capital requirements, we might need to raise additional capital in the future to:

•	acquire complementary businesses or technologies;
•	respond to competitive pressures;
•	fund our research and development programs; or
•	commercialize our product candidates.

Our future capital needs depend on many factors, including:

•	the scope, duration and expenditures associated with our research and development programs;
•	continued scientific progress in these programs;
•	the outcome of potential licensing transactions, if any;
•	competing technological developments;
•	our proprietary patent position, if any, in our product candidates;
•	the regulatory environment for our product candidates; and
•	the cost of attracting and retaining employees.

We might seek to raise necessary funds through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. We might not be able to obtain additional financing on terms favorable to us, if at all. General market conditions might make it very difficult for us to seek financing from the capital markets. We might have to relinquish rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through collaborations or licensing arrangements. If adequate funds are not available, we might have to delay, reduce or eliminate one or more of our research or development programs and reduce overall overhead expenses or cease operations. These actions might reduce the market price of our common stock.

We might obtain future financing through the issuance of debt or equity, which might have an adverse effect on our stockholders or otherwise adversely affect our business.

If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of liquidation. In such event, there is a possibility that once all senior claims are settled, there might be no assets remaining to pay out to the holders of our common stock. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings, such an issuance would dilute the ownership of our then current stockholders.

The terms of debt securities might also impose restrictions on our operations, which might include limiting our ability to incur additional indebtedness, to pay dividends on or repurchase our capital stock, or to make certain acquisitions or investments. In addition, we might be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.

Provisions in our Amended and Restated Certificate of Incorporation and By-Laws and of Delaware law might prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our Amended and Restated Certificate of Incorporation, By-Laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our Board of Directors rather than to attempt a hostile takeover. These provisions include, among others:

•	no right of our stockholders to act by written consent;
•	the right of our board to issue preferred stock without stockholder approval; and
•	no stockholder rights to call a special stockholders meeting.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any one holder of 15 percent or more of our outstanding common stock.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board and by providing our board with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if the offer might be considered beneficial by some stockholders and could delay or prevent an acquisition that our board determines is not in our best interests and our stockholders.

We do not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain any potential future earnings to support our operations and to finance the growth and development of our business. We might not ever have sufficient surplus under Delaware law to be able to pay any dividends.

As a public company, we will be subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy, will raise our costs and may divert resources and management attention from operating our business.

Following the effectiveness of this Form 10, we will need to file with the SEC annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC regulations. Thus, we will need to ensure that we have the ability to prepare, on a timely basis, financial statements that comply with SEC reporting requirements. We will also become subject to other reporting and corporate governance requirements, including the listing standards of the national securities exchange upon which we list our common stock, and the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the regulations promulgated thereunder, which will impose significant new compliance obligations upon us. As a public company, we will be required, among other things, to:

•	prepare and distribute reports and other stockholder communications in compliance with our obligations under the federal securities laws and the applicable national securities exchange listing rules;
•	define and expand the roles and the duties of our Board of Directors and its committees;
•	institute more comprehensive compliance, investor relations and internal audit functions;
•
evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related rules and regulations of the SEC; and

•	involve and retain outside legal counsel and accountants in connection with the activities listed above.

The adequacy of our internal control over financial reporting must be assessed by management for each year commencing with the year ending December 31, 2011. Our internal control over financial reporting may not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act. We will incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. Ultimately, our efforts may not be adequate to comply with the requirements of Section 404. If we are unable to implement and maintain adequate internal control over financial reporting or otherwise to comply with Section 404, we may be unable to report financial information on a timely basis, may suffer adverse regulatory consequences, may have violations of the applicable national securities exchange listing rules and may breach covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight that will increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing and maintaining controls and procedures that comply with these requirements. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC.

We may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology.

Our industry is characterized by evolving technologies and industry standards, frequent new product introductions, significant competition and dynamic customer requirements that may render existing products obsolete or less competitive. As a result, our position in the industry could erode rapidly due to unforeseen changes in the features and functions of competing products, as well as the pricing models for such products. The success of our business depends on our ability to enhance our existing products and to develop and introduce new products and adapt to these changing technologies and customer requirements. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory approvals if necessary, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from those of our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing, acquisitions or joint development agreements. Our failure to enhance our existing products or introduce new and innovative products in a timely manner would have an adverse effect on our results of operations and financial condition.

The success of our products depends upon market acceptance. Levels of market acceptance for our new products could be affected by several factors, including:

•	the availability of alternative products from our competitors;
•	the price and reliability of our products relative to that of our competitors;
•	the timing of our market entry; and
•	our ability to market and distribute our products effectively.

Although we currently are not subject to any FDA or other governmental regulation, we may become subject to complex and costly governmental regulation in the future.

As noted above, we do not believe that our products are “medical devices” and are, therefore, not subject to regulation by the U.S. Food and Drug Administration (“FDA”).  We have researched the various laws, rules and regulations regarding such regulation and have discussed these issues, at length, with various experts in this field.  However, it is possible that one or more of our products could be reclassified by the FDA as a medical device and could be subject to regulation by the FDA and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market a medical device or other product. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Our failure to maintain clearances or approvals for existing products or to obtain clearance or approval for new or modified products could adversely affect our results of operations and financial condition. In addition, we are not currently subject, but could become subject to regulations covering manufacturing practices, product labeling and advertising and adverse-event reporting that apply after we have obtained clearance or approval to sell a product.  We are always reviewing changes in the industry and the laws of the countries we operate in to remain in compliance.  Should our technology be determined at some future date to be a medical device we would comply with the registration requirements and other regulations set forth by the FDA.

Declining economic conditions could adversely affect our results of operations and financial condition.

Disruptions in the financial markets and other macro-economic challenges currently affecting the economy and the economic outlook of the United States and other parts of the world could adversely impact our customers and vendors in a number of ways, which could adversely affect us. Recessionary conditions and depressed levels of consumer and commercial spending have caused and may continue to cause customers to reduce, modify, delay or cancel plans to purchase our products.  If our customers’ cash flow or operating and financial performance deteriorate, or if they are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to us.

Any inability of current and/or potential customers to pay us for our products or any demands by vendors for different payment terms may adversely affect our results of operations and financial condition.

We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

We rely on a combination of patent-pending processes, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. There can be no assurance that our pending patent application will result in the issuance of patent(s) to us, that patent(s) issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will be found to be valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force us to make significant royalty payments in order to continue selling the affected products.  We could become involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. A successful claim of patent or other intellectual property infringement against us could adversely affect our results of operations and financial condition.

Defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions by the FDA and/or other governmental regulators.

Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a person. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. An adverse event involving one of our products could result in reduced market acceptance and demand for all products within that brand, and could harm our reputation and our ability to market our products in the future. We may also voluntarily undertake a recall of our products or temporarily shut down production lines based on internal safety and quality monitoring and testing data.

We may incur product liability losses and other litigation liability.

We are, and may be in the future, subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against us, with or without merit, could be costly to defend and could result in settlement payments and adjustments not covered by or in excess of insurance. In addition, we may not be able to obtain insurance on terms acceptable to us or at all because insurance varies in cost and can be difficult to obtain. Our failure to successfully defend against product liability claims or maintain adequate insurance coverage could have an adverse effect on our results of operations and financial condition.  At the present time we carry Commercial General Liability Coverage with the following limits:

•	$2,000,000 General Aggregate
•	$2,000,000 Products/Completed Operations Aggregate
•	$1,000,000 Each Occurrence
•	$1,000,000 Personal and Advertising Injury
•	$100,000 Damage to Premises Rented by us

Future court decisions and legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial non-economic remedies or punitive damages may be sought.

We rely on the performance of our information technology systems, the failure of which could have an adverse effect on our business and performance.

Our business requires the continued operation of sophisticated information technology systems and network infrastructure. These systems are vulnerable to interruption by fire, power loss, system malfunction and other events, which are beyond our control. Systems interruptions could reduce our ability to manufacture and provide service for our products, and could have an adverse effect on our operations and financial performance.

The inability to obtain adequate supplies of raw materials for products at favorable prices, or at all, or the inability to obtain certain products from third-party suppliers and manufacturers, could have a material adverse effect on our business, financial condition, or results of operations.

We acquire all of our raw materials for the manufacture of our products from third-party suppliers. We also contract with third-party manufacturers and suppliers for the production of some of our products, including the Hand Cradle (a hardware component), the Tower (a hardware component), and all electronic components. These third-party suppliers and manufacturers produce and, in most cases, package these products according to formulations that have been developed by, or in conjunction with, our in-house product development team. There is a risk that any of our suppliers or manufacturers could discontinue manufacturing our products or selling their products to us. Although we believe that we could establish alternate sources for most of our products, any delay in locating and establishing relationships with other sources could result in product shortages or back orders for products, with a resulting loss of net sales. In certain situations, we may be required to alter our products or to substitute different products from another source. There can be no assurance that suppliers will provide the raw materials or manufactured products that are needed by us in the quantities that we request or at the prices that we are willing to pay. Because we do not control the actual production of certain raw materials and products, and because one or more of our suppliers and manufacturers are located in foreign countries, we are also subject to delays caused by any interruption in the production of these materials, based on conditions not within our control, including weather, crop conditions, transportation interruptions, strikes by supplier employees, and natural disasters or other catastrophic events.

Due to the competitive nature of our industry and the cost containment efforts of our customers and third-party payers, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability.

We may not be successful in our strategic acquisitions of, investments in, or joint development agreements with, other companies and businesses.

We may pursue acquisitions of complementary businesses, technology licensing arrangements and joint development agreements to expand our product offerings and geographic presence as part of our business strategy. We may not complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement or joint development agreement. Other companies may compete with us for these strategic opportunities. Even if we are successful in making an acquisition, the products and technologies that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We also could experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, the acquisition of the acquired company, including issues related to internal control over financial reporting, regulatory or compliance issues that could exist for an acquired company or business and potential adverse short-term effects on results of operations through increased costs or otherwise. These effects, individually or in the aggregate, could cause a deterioration of our credit profile and/or rating and result in reduced availability of credit to us or in increased borrowing costs and interest expense.

We could experience difficulties in integrating geographically separated organizations, systems and facilities, and personnel with diverse backgrounds. Integration of an acquired business also may require management resources that otherwise would be available for development of our existing business. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, results of operations and financial condition could be adversely affected.

We may need additional financing in the future to meet our capital needs or to make opportunistic acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

We intend to increase our investment in research and development activities and expand our sales and marketing activities. We also may make acquisitions. As a consequence, in the future, we may need to seek additional financing. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If we lose an investment grade credit rating or adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, our stockholders will experience dilution of their ownership interest. If we raise additional funds by issuing debt, we may be subject to limitations on our operations due to restrictive covenants.

Additionally, our ability to make scheduled payments or refinance our obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and financial, business and other factors beyond our control. Recent disruptions in the financial markets, including the bankruptcy or restructuring of a number of financial institutions and reduced lending activity, may adversely affect the availability, terms and cost of credit in the future. There can be no assurance that recent government initiatives in response to the disruptions in the financial markets will stabilize the markets in general or increase liquidity and the availability of credit to us.

We are subject to risks associated with doing business outside of the United States.

Our sales efforts outside of the United States are subject to risks that are inherent in conducting business under non-U.S. laws, regulations and customs. Over the next few years, we plan to increase sales outside of the U.S.  The risks associated with our sales efforts outside the United States include:

•	changes in non-U.S. government programs;
•	multiple non-regulatory requirements that are subject to change and that could restrict our ability to manufacture and sell our products;
•	different local product preferences and product requirements;
•	trade protection measures and import or export licensing requirements;
•	difficulty in establishing, staffing and managing non-U.S. operations;
•	different labor regulations;
•	changes in environmental, health and safety laws;
•	potentially negative consequences from changes in or interpretations of tax laws;
•	political instability and actual or anticipated military or political conflicts;
•	economic instability and inflation, recession or interest rate fluctuations;
•	uncertainties regarding judicial systems and procedures;
•	minimal or diminished protection of intellectual property in some countries; and
•	regulatory changes that may place our products at a disadvantage.

These risks, individually or in the aggregate, could have an adverse effect on our results of operations and financial condition.

We are also exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates. If the U.S. dollar strengthens in relation to the currencies of other countries, our U.S. dollar reported revenue and income will decrease. Additionally, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. Changes in the relative values of currencies occur regularly and, in some instances, could have an adverse effect on our results of operations and financial condition.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operation and financial condition.

We are subject to the tax laws and regulations of the U.S. federal, state and local governments and, possibly, international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect our tax positions. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, U.S. federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations.

There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Network marketing Distributors are essential to our business model, and we often do not have direct control over the marketing of our products.

We rely on non-employee, independent distributors known as “Compass Affiliates” to market and sell the Compass system, and to generate a large portion of our sales.  Compass Affiliates typically market and sell our products on a part-time basis and likely will engage in other business activities.  We rely primarily upon our Compass Affiliates to attract, train and motivate new Compass Affiliates. Our sales of the Compass are directly dependent upon the efforts of our Compass Affiliates. Our ability to maintain and increase sales in the future will depend in large part upon our success in increasing the number of new Compass Affiliates, retaining and motivating our existing Compass Affiliates, and in improving the productivity of our Compass Affiliates.

We can provide no assurances that the number of Compass Affiliates will increase or remain constant or that their productivity will increase. The number of active Compass Affiliates may not increase and could decline in the future. Compass Affiliates may terminate their services at any time. There is a high turnover among new distributors in the network marketing industry from year to year. We cannot accurately predict any fluctuation in the number and productivity of Compass Affiliates because we primarily rely upon existing Compass Affiliates to sponsor and train new Compass Affiliates and to motivate new and existing Compass Affiliates. Our operating results could be adversely affected if we and our existing Compass Affiliates do not generate sufficient interest in our business to successfully retain existing Compass Affiliates and attract new Compass Affiliates.

The violation of marketing or advertising laws by Compass Affiliates in connection with the sale of our products could adversely affect our business.

All Compass Affiliates sign a written contract and agree to adhere to certain policies and procedures.  Although these policies and procedures prohibit Compass Affiliates from making false, misleading and other improper claims regarding the Compass system or income potential from the distribution of the Compass system, Compass Affiliates may, from time to time, without our knowledge and in violation of our policies, create promotional materials or otherwise provide information that does not accurately describe our marketing program. They also may make statements regarding potential earnings, product claims, or other matters in violation of our policies or applicable laws and regulations concerning these matters. These violations may result in legal action against us by regulatory agencies, state attorneys general, or private parties. Legal actions against our Compass Affiliates or others who are associated with us could lead to increased regulatory scrutiny of our business by the FDA or other governmental agencies. We take what we believe to be commercially reasonable steps to monitor the activities of our Compass Affiliates to guard against misrepresentation and other illegal or unethical conduct by Compass Affiliates and to assure that the terms of our policies and procedures are observed. There can be no assurance, however, that our efforts in this regard will be sufficient to accomplish this objective. Adverse publicity resulting from such activities could also make it more difficult for us to attract and retain Compass Affiliates and may have an adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Common Stock

Your percentage of ownership in us may be diluted in the future.

As with any publicly-traded company, your percentage ownership in us may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we expect will be granted to our directors, officers and employees.

Our common stock may never be widely traded and you may have no ability to sell the shares.

While our stock has a trading symbol to facilitate trades on the OTC “Pink Sheets,” there is no significant public trading market for our shares of common stock. And there can be no assurance that a liquid market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our common stock you may be unable to sell the shares. Accordingly, you should be able to bear the financial risk of losing your entire investment.

Only market makers can apply to quote securities.  Market makers who desire to initiate quotations in the OTC Bulletin Board system must complete an application (Form 211) (unless an exemption is applicable) and by doing so, will have to represent that it has satisfied all applicable requirements of the Securities and Exchange Commission Rule 15c2-11 and the filing and information requirements promulgated under the National Association of Securities Dealers’ (“NASD”) By-Laws. The OTC Bulletin Board will not charge us a fee for being quoted on the service. NASD rules prohibit market makers from accepting any remuneration in return for quoting issuers’ securities on the OTC Bulletin Board or any similar medium. The NASD Regulation, Inc. will review the market maker’s application (unless an exemption is applicable) and if cleared, it cannot be assumed by any investor that any federal, state or self-regulatory requirements other than certain NASD rules and Rule 15c2-11 have been considered by the NASD Regulation, Inc. Furthermore, the clearance should not be construed by any investor as indicating that the NASD Regulation, Inc., the Securities and Exchange Commission, or any state securities commission has passed upon the accuracy or adequacy of the documents contained in the submission.

The OTC Bulletin Board is a market maker or dealer-driven system offering quotation and trading reporting capabilities, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting market makers or dealers in stocks. There is no assurance that our common stock will be accepted for listing on the OTC Bulletin Board or on any trading system other than the OTC “Pink Sheets.”

If our common stock does not meet blue sky resale requirements, certain stockholders may be unable to resell our common stock.

The resale of common stock must meet the blue sky resale requirements in the states in which the proposed purchasers reside. If we are unable to qualify the common stock and there is no exemption from qualification in certain states, the holders of the common stock or the purchasers of the common stock may be unable to sell them.

Our common stock may be subject to significant restriction on resale due to federal penny stock restrictions.

The Securities and Exchange Commission has adopted rules that regulate broker or dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker or dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker or dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker or dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The penny stock rules also require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker or dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our stock that becomes subject to the penny stock rules, and accordingly, stockholders of our common stock may find it difficult or impossible to sell their securities.

As common shares become eligible for sale, their sales could depress the market price of our stock.

Sales of a significant number of shares of our common stock in the public market following any merger, acquisition or related transaction could harm the market price of our common stock. Moreover, as additional shares of our common stock become available for resale in the public market pursuant to the registration of the sale of the shares, and otherwise, the supply of our common stock may be offered from time to time in the open market for the shares of common stock.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of or authorized preferred stock, we may do so in the future.

Our common stock may experience significant price and volume fluctuations.

We operate in a unique industry and market prices for our common stock could be volatile for the foreseeable future, so that investment in our securities involves substantial risk. Additionally, the stock market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. The following are some of the factors that might have a significant effect on the market price of our common stock:

•	the risk factors described in this document;
•	developments or disputes as to patent or other proprietary rights;
•	approval or introduction of competing products and technologies;
•	failures or unexpected delays in timelines for our potential products in development, including the obtaining of regulatory approvals, if necessary;
•	delays in manufacturing;
•	fluctuations in our operating results;
•	market reaction to announcements by other, similar companies;
•	initiation, termination or modification of agreements with our collaborators or disputes or disagreements with collaborators;
•	loss of key personnel;
•	litigation or the threat of litigation;
•	sales of our common stock held by our directors and executive officers;
•	comments and expectations of results made by securities analysts or investors;
•	changes in accounting standards, policies, interpretations or principles;
•	changes in laws or regulations which adversely affect our industry or us;
•	general conditions in our customers’ industries; and
•	general economic conditions and conditions in the securities markets.

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our common stock would likely drop significantly. A significant drop in the price of a company’s common stock often leads to the filing of securities class action litigation against such a company. This type of litigation against us could result in substantial costs and a diversion of management’s attention and resources.

Our directors, executive officers and principal stockholders have effective control of ZYTO, preventing non-affiliate stockholders from significantly influencing our direction and future.

Our directors, officers, and 5% stockholders and their affiliates together currently control 37.7% of our outstanding shares of voting stock and are expected to continue to control a significant amount of our outstanding voting stock following any financing transactions projected for the foreseeable future. These directors, officers and affiliates effectively control all matters requiring approval by the stockholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, declarations of dividends and the election of directors. This concentration of ownership may also delay, defer or prevent a change in control and otherwise prevent stockholders other than our affiliates from influencing our direction and future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials we have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” and “Business” contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under “Risk Factors” in addition to the following other factors:

•	difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services;
•
changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;
•
the continued financial viability and success of our customers and suppliers and the potential impact on our customers and suppliers of declining economic conditions, which could impact our results of operations and financial condition;

•
costs associated with protecting our trade secrets and enforcing our patent processes, copyright and trademark rights, and successful challenges to the validity of our patent processes, copyrights or trademarks;

•
actions of regulatory bodies and other government authorities, including the FDA and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;
•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;
•	disruption or damage to or failure of our information systems;
•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;
•
the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•
the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties related to the availability of additional financing to us in the future and the terms of such financing;
•	competitive pressures in the markets in which we operate;
•	the loss of, or default by, one or more key customers or suppliers;
•	unfavorable changes to the terms of key customer or supplier relationships;
•
downgrades of our credit ratings or disruptions to financial markets, and the potential that such downgrades or disruptions could adversely affect our access to capital and the terms of such capital or increase our cost of capital;

•	failure to retain or continue to attract senior management or key personnel;
•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;
•	the potential effects of threatened or actual terrorism and war; and
•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

ITEM 2                FINANCIAL INFORMATION

FINANCIAL INFORMATION – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this document.  Statements in this Management’s Discussion and Analysis and elsewhere in this document that are not statements of historical or current fact constitute “forward looking statements.”

The business and results of operations are affected by a wide variety of factors, many of which are discussed under the heading “Risk Factors” and elsewhere in this document, which could materially and adversely affect the Company’s actual results.  Because of the factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect the business, financial condition, operating results and stock price.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, management does not guarantee future results, levels of activity, performance or achievements.  Except as required by law, management is under no duty to update or revise any of the forward-looking statements whether because of new information, future events or otherwise, after the date of this statement.

Projections and forward-looking statements

This statement contains “forward-looking statements.”  All statements contained in this document that are not clearly historical in nature and forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” and similar expressions are generally intended to identify forward-looking statements.  Many of the statements made herein are forward-looking.  All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, including the risks described herein, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Except as may be required by applicable law, management is under no obligation to (and expressly disclaim any such obligation to) update or alter forward-looking statements, whether because of new information, future events or otherwise.

Overview

At the present time, there is a limited public market for our common stock on the OTC Pink Sheets.  We are filing this statement on Form 10 under the Securities Exchange Act of 1934 (the “Exchange Act”) on a voluntary basis to provide current public information to the investment community among other benefits.  Once this filing on Form 10 becomes effective, we will be subject to the reporting requirements of the Securities and Exchange Act of 1934, and, in accordance therewith, begin to file reports and information with the SEC.  As such, we will incur increased costs as a result of becoming a fully reporting public company.

As of September 30, 2010, we require approximately $325,000 to $350,000 per month to fund recurring operations.  This amount may increase as we expand sales and marketing efforts, our customer base, and continue to develop new products and services.  We have funded our working capital requirements from inception primarily from operations.  However, we have raised $1,397,012 since inception by issuing common stock.  We have also entered in various debt financings since inception, and secured a $100,000 working capital line of credit.

Revenue

Since 2006, we have experienced steady revenue growth.  This growth is attributable to the launch of our Compass product in 2007, an overall increase in the volume of Healthcare Professional products sold, and our business model of ongoing subscription revenue.  We implemented aggressive marketing initiatives for our Healthcare Professional line in mid 2009 and we have gained significant traction from those initiatives.  Details of these marketing initiatives are further discussed in the Selling and Marketing Expenses sections.

Revenues are generated by our two segregated product lines, the Compass and Healthcare Professional.

The Compass is a biocommunication tool, which consists of software and hardware that is sold to distributors of nutritional supplement products.  These distributors sell through direct sales, or network marketing channels.  This product’s primary function is to help potential customers for these nutritional supplement products make their buying decisions more quickly and more precisely.  As a rule, we will only create a Compass when the distributing company offers more than twenty nutritional supplement products, and only if that company has more than five thousand distributors.  Currently we have Compasses for twelve companies.  For more information about the Compass visit www.ZYTOCompass.com.

We have implemented an Affiliate Program to assist in promoting Compass sales.  Individuals who participate receive a customized link to distribute to potential customers.  When orders are placed through the customized links, which reference affiliate accounts, affiliates are eligible to receive $100 commission per Compass sale.

The Healthcare Professional Products include the PRO, Balance 5.0, and EVOX 5.0.  Upon the complete roll-out of the 5.0 platform, the PRO will be replaced with the Elite 5.0 and a new product will be introduced with the 5.0 roll-out, the Select.  Each of these products uses biocommunication as a primary interface to the body.

The EVOX 5.0 is designed to facilitate perception reframing.  Perception reframing is a technique that opens a person to a different way of seeing a circumstance, an opportunity, a problem, or a relationship.  The idea is to quickly and painlessly allow an improved view, at a conscious and subconscious level.  Perception creates reality.  Perception reframing allows for a more mature or functional reality and can be used to improve any aspect of human performance.

Sales of these Healthcare Professional Products are made using internal sales representatives and outside sales representatives.  Internal sales representatives receive a base salary and commission bonuses based on sales performance.  Outside sales representatives receive only commissions.  We have implemented various referral fee programs for individuals who influence sales.  Referral fees are paid based on a 12-month rolling total number of referrals resulting in sales of the Healthcare Professional Products.  The referral fees range from $100 - $500 per sale depending on the product sold.

With each system purchase, the customer agrees to a monthly software subscription fee.  The monthly fee for each product is listed in the pricing matrix below.  For customers who purchase multiple Healthcare Professional Products, the maximum monthly subscription fee is $75 per month.  At the time of purchase, customers are required to provide us with a credit card to be processed each month.  In the event the credit card declines, the customer is notified by e-mail.  The customer has five days to update their credit card information to ensure a successful charge or their software will automatically deactivate.

The customer is granted one license per system purchased.  The customer may install the software on two computers but may only use each license on one computer at a time.

ZYTO Pricing Matrix

Product	MSRP	Monthly Subscription Fee
Compass 2.0	$399	$39.95
PRO 4.0	$9,950	$50.00
Balance 5.0 – Monthly subscription option (1.a)	$597	$97.00
Balance 5.0 – Purchase option (1.b)	$2,750	$50.00
EVOX 5.0	$5,750	$50.00
Select 5.0 (new platform – release date of Q1, 2011)	$5,750	$50.00
Elite 5.0 (new platform – release date of Q1, 2011)	$10,750	$50.00

(1)	For the Balance 5.0 product, we offer two options.

a.
The customer can pay an initial set-up fee of $597 (which includes the purchase of the ZYTO hand cradle) and agree to a monthly subscription fee of $97 per month.  Provided the customer’s monthly subscription account is in good standing, at any time during the monthly subscription service, the customer may purchase a product within our Healthcare Professional line of products and we will credit the customer’s prior three monthly subscription payments towards the purchase.

b.	The customer can purchase the product for $2,750 and agree to the standard monthly subscription fee of $50.

As part of the subscription service, all products are warranted to conform to the applicable specifications for a period of one year for all ZYTO-branded electronic components and one year for all ZYTO-branded mechanical parts, from the date of shipment.  The warranty extends in 30-day increments for all active installations based on a current and continuous subscription.  Continuous means the subscription is paid each month from the date of initial purchase.  In the event the subscription becomes non-continuous for any reason the hardware and electronic components are not eligible for a continued monthly extension of warranty.  Non-continuous or inactive installations may replace any broken or damaged parts at current retail cost.

We recognize revenue from customers upon the delivery of the system hardware.  At the time payment is received, the system hardware is shipped and the customer receives an e-mail which includes a link to download the software.  Upon shipment, the customer has no right of return and the transaction is final.  Thirty days from the date of purchase, the customer is required to pay a monthly subscription fee in order for the software to remain active.  Subscription revenue is recognized upon the performance of services.  In the event the customer cancels their monthly subscription or the monthly subscription fee is not received, the software automatically deactivates and the equipment is no longer functional.

Gross Profit Margin

As primarily a software company, we have the ability to generate exceedingly high gross profit margins.  For the fiscal year ended December 31, 2009, we achieved a gross profit margin of 91%, compared to 79% for the fiscal year ended December 31, 2008.  During the fiscal year ended 2008, we recognized an inventory adjustment of $73,076 associated with obsolete inventory for our Healthcare Professional product line.  We also recognized an inventory impairment adjustment of $57,976 to discard of expired nutritional supplements associated with the InteMedica, LLC acquisition.  In addition to these cost of sales adjustments, we achieved only a 60 percent gross margin in 2008 on the $163,556 of revenue we generated through our subsidiary, ZYTO Health, Inc., which distributed nutritional supplements.  We dissolved this subsidiary as of December 31, 2009.

Our cost of sales expense is directly associated with our hardware and fulfillment costs.  Over the past twelve months, we have made hardware modifications, specifically for our EVOX product, to reduce our hardware costs.  We also strive to order hardware components in large volumes to take advantage of reduced pricing.

We do not store any inventory goods at our facility in Lindon, Utah.  In March 2008, we executed a service agreement with a third party fulfillment center to manage all services relating to procurement, warehousing, ordering, processing, and shipping of inventory.  These fulfillment costs are capitalized to inventory as incurred and then classified to cost of sales expense as the inventory is depleted.

Operating Expenses

Our selling and marketing expenses consist primarily of salaries and related expenses for our direct sales force, commissions, fulfillment, marketing personnel, training and implementation programs, marketing programs, and advertising campaigns.  We intend to use our experience and connections to continue to promote and market our products.  We anticipate selling and marketing expenses to increase as a result of domestic expansion and a focus on international presence.  As of September 30, 2010, we had 17 employees focusing on selling and marketing activities.

Our general and administrative expenses consist primarily of salaries and related expenses for finance and other administrative personnel, professional fees, office related expenses, facilities, and business insurance.  As of September 30, 2010, we had 5 employees within this category.

Our research and development expenses consist primarily of salaries and related expenses for development personnel.  As of January 1, 2009, we have capitalized all costs relating to significant enhancements and upgrades to our proprietary software.  Prior to 2009, we expensed all research and development costs.  As of September 30, 2010, we had 4 employees within this category.

We have incurred significant expenses from inception through September 30, 2010 primarily attributable to costs incurred to develop and market our products and services.  Since inception through September 30, 2010, we have incurred an accumulated deficit of $7,473,239.

Recent Acquisitions

InteMedica, LLC

In January 2008, we were approached by the majority shareholder of InteMedica, LLC, a Nevada limited liability company (“InteMedica”), Dr. John Diamond, MD, regarding a potential sale of InteMedica, a business engaged in the distribution of nutritional supplements.  After several discussions, we made the decision to purchase InteMedica’s assets with the intention of using such assets as a viable source of revenue, when used in conjunction with our technology.  At the time of the acquisition, no officers or directors of ZYTO had any interest in InteMedica.  However, Dr. Diamond and another InteMedica investor owned a total of 30,000 common shares of ZYTO, which constituted approximately 0.12% of ZYTO’s outstanding capital equity.  Accordingly, on January 28, 2008, we entered into that certain Inventory Purchase, Continuing Business Operations and Licensing Agreement (such agreement hereinafter referred to as the “InteMedica Agreement,” and such transaction evidenced thereby hereinafter referred to as the “InteMedica Transaction”) with InteMedica, pursuant to which we agreed to purchase the inventory and continuing business operations of InteMedica.  Under the terms of the InteMedica Agreement, we issued a note payable for $164,000 and issued 100,000 shares of our common stock to InteMedica in exchange for the assets and business opportunities purchased thereunder.  We issued such 100,000 shares of common stock at $1.18 per share, the fair market value per share as of the date of this transaction.  The purchase price of $282,000 was allocated based on fair market value with $127,552 going to inventory and $154,448 to goodwill.

InteMedica was seen as a reasonable acquisition because so much of our technology interfaces with nutriceutical products.  It was felt that owning a product line would give us greater flexibility in developing market-specific applications, and that it would allow us to profit from the sale of those products.  Approximately six months after making the acquisition it became apparent there was more marketing and sales and customer education work needing to be done than had been expected, compounded by the fact that our core competence is technology, not nutriceutical sales.   This, combined with the disparity in profit margins between InteMedica product sales and ZYTO’s technology business, diverting resources and focus away from our technology pursuits was potentially too costly.  Accordingly, we determined that exiting the InteMedica business was the least damaging path.

During the year 2008, we determined that the goodwill of $154,448 associated with this transaction was impaired.  As a result, the entire amount was expensed in 2008.  As of June 30, 2008 we made the decision to exit the business and proceeded to liquidate all of the inventory associated with the InteMedica Transaction.  Effective December 31, 2009, we dissolved the wholly owned subsidiary that we had formed in order to operate this new line of business called ZYTO Health, Inc., which was organized under the laws of the State of Utah.

Results of Operations

	For the Three Months Ended		For the Nine Months Ended		For the Fiscal Year Ended
	September 30, 2010 (Unaudited)	September 30, 2009 (Unaudited)	September 30, 2010 (Unaudited)	September 30, 2009 (Unaudited)	December 31, 2009	December 31, 2008
Statement of Operations Data:
Revenues, net	$1,052,266	$1,106,259	$2,963,098	$2,347,603	$3,206,148	$1,937,853
Cost of sales	$93,546	$96,434	$232,192	$197,564	$275,281	$399,598
Gross profit	$958,720	$1,009,825	$2,730,906	$2,150,039	$2,930,867	$1,538,255
Total operating expenses	$946,260	$724,916	$2,603,888	$1,673,857	$2,553,912	$2,392,156
Other income (expense)	$(88,809)	$(40,736)	$(246,774)	$(133,533)	$(198,640)	$(216,862)
Net income (loss) after taxes	$(76,349)	$244,173	$(119,756)	$342,649	$171,362	$(1,069,502)
Net income (loss) per share	$(0.00)	$0.01	$(0.00)	$0.01	$0.01	$(0.04)

Three-Month Period Ended September 30, 2010 Compared to Three-Month Period Ended September 30, 2009

Revenues

Total revenues for the three months ended September 30, 2010 were $1,052,266, compared to $1,106,259 for the three months ended September 30, 2009, reflecting a decrease of $53,993, or 5 percent.  Total subscription revenues for the three months ended September 30, 2010 were $356,017, compared to $174,147 for the three months ended September 30, 2009, reflecting an increase of $181,870, or 104 percent.

Healthcare Professional Product Line – Initial Set-up Revenues
Revenues generated through our Healthcare Professional product line for the three months ended September 30, 2010 were $603,894 compared to $604,295 for the three months ended September 30, 2009, reflecting a decrease of $401.  In 2009 our Annual Conference was held during the third quarter, in 2010 that same conference was held in the second quarter.  Based on past experience, the month we schedule our Annual Users Conference is always our best month in terms of revenue.  In 2010, our Annual Users Conference was scheduled in April and for 2009 it was scheduled in July.

The decrease in revenues generated through our Healthcare Professional product line is solely attributable to a decrease in volume.  Our prices remained consistent.  The only new product introduced during the three months ended September 30, 2010 was a new version of the Balance called Balance 5.0.  We generated $17,313 of revenue during the third quarter of 2010 as a result of launching this product.

Healthcare Professional Product Line – Subscription Revenues
Subscription revenues generated through our Healthcare Professional product line for the three months ended September 30, 2010 were $91,655, compared to $51,227 for the three months ended September 30, 2009, reflecting an increase of $40,428, or 79 percent.  The increase in subscription revenues generated through our Healthcare Professional product line is due to existing customers continuing to pay their monthly subscription fees, as well as the increase in initial set-ups.

Compass Product Line – Initial Set-up Revenues
Revenues generated through our Compass product line for the three months ended September 30, 2010 were $92,355 compared to $327,817 for the three months ended September 30, 2009, reflecting a decrease of $235,462 or 72 percent.  One primary reason for the decrease was due to approximately 250 Compass Systems, the equivalent of $99,750 in revenue, sold at a single event in August of 2009 sponsored by a third party.  This event was not repeated in 2010.  In addition, revenues decreased as a reflection in a loss of momentum experienced over prior months.  As a corrective measure we hired new employees and reassigned existing employees to focus new energy on this product and reverse this trend.

The decrease in revenues generated through our Compass product line is solely attributable to a decrease in volume.  We have not introduced any new products or services and our prices have remained consistent.

Compass Product Line – Subscription Revenues
Subscription revenues generated through our Compass product line for the three months ended September 30, 2010 were $264,362, compared to $122,920 for the three months ended September 30, 2009, reflecting an increase of $141,442, or 115 percent.  Even though we experienced a decrease in initial set-up revenues, our subscription revenues generated through our Compass product line continue to increase due to existing customers continuing to pay their monthly subscription fees.

Selling and Marketing Expenses

Selling and marketing expenses for the three months ended September 30, 2010 were $551,609 compared to $479,007 for the three months ended September 30, 2009, reflecting an increase of $72,602 or 15 percent.  The increase was due to our aggressive marketing strategies implemented in mid 2009 along with increasing the number of employees working within this group from 10 to 17.  As a means for generating business for the Healthcare Professional Products, we created a Strategic Marketing Partner Program (the “SMP Program”) in mid 2009.  The SMP Program was formed with the objective of creating more business for each party.  The SMP desires to have us customize certain technology applications with the intent of adding value specifically for the SMP and to help the SMP and its affiliated health professionals sell more SMP nutriceutical products to customers and patients.  We desire to have the SMP provide additional marketing cooperation by including our customized technology products in certain advertising, seminars, and other marketing sales efforts.  It is the intent of both parties to work cooperatively to use our technology to help serve the SMP’s customers and their affiliated health professional’s customers and patients more effectively.  Currently there are three SMP companies:  Nutri-West, Biotics Research Corporation, and Premier Research Labs.  These companies participate with us because healthcare professionals who use our technology tend to be more confident in including nutrition as part of their practices due to the assistance of our technology and therefore tend to sell more nutritional supplement products.  We do not participate financially in any nutritional supplement product sales by SMP companies, and SMP companies do not participate financially in our technology sales.  The SMP relationship, although symbiotic, is maintained at arm’s length.  We maintain responsibility and liability for our technology and SMP companies do the same for their products.  In mid 2009, we started participating and attending a number of professional conferences in a joint marketing relationship with the SMP companies.  In addition to the SMP Program, we began advertising in trade journals and attending various conferences and trade shows.  From time to time we also provide sponsorship support to professional organizations and their events when possible.  We do not have an ongoing financial commitment to provide this type of sponsorship support.

General and Administrative

General and administrative expenses for the three months ended September 30, 2010 were $375,389 compared to $243,996 for the three months ended September 30, 2009, reflecting an increase of $131,393 or 54 percent.  One primary factor relating to the increase in expenses resulted from recognizing approximately $64,434 in accounting and legal fees associated with our Form 10 filing.  In addition, we incurred additional costs associated with continuing to build the infrastructure necessary to meet customer expectations and anticipated profitable growth.

Research and Development

Research and Development expenses for the three months ended September 30, 2010 were $19,262 compared to $1,913 for the three months ended September 30, 2009, reflecting an increase of $17,349 or 907 percent.  The increase was due to development of previously proven technology in 2009.  Those costs were capitalized rather than being expensed.

Other Expense

Other expense for the three months ended September 30, 2010 was $88,809, compared to $40,736 for the three months ended September 30, 2009, reflecting an increase of $48,073 or 118 percent.   This increase resulted from our executing an amended promissory note with Vaughn R Cook, Chairman and CEO, extending the maturity date on his original promissory note of $2,500,000 to December 31, 2012.  In exchange for the amended and restated terms, we increased the interest rate from 5 percent to 7 percent per annum and issued a warrant to purchase 1,750,000 shares of common stock at an exercise price of $0.04 per share.  The warrant was exercised on February 3, 2010 and valued at $375,547 using the Black-Scholes pricing model with the following assumptions:  risk free interest rate of 0.30 percent, dividend yield of 0.0 percent, volatility of 199 percent and an expected life of 1 year.  The warrant value of $375,547 will be recognized over the length of the amended promissory note.  Accordingly, for the three months ended September 30, 2010, we recognized $32,190 of interest expense associated with this transaction.

Net Income/Loss

Our net loss for the three months ended September 30, 2010 was $76,349 compared to income of $244,173 for the three months ended September 30, 2009.  The net loss for the three months ended September 30, 2010 is a direct result of the aforementioned expenses.

Nine-Month Period Ended September 30, 2010 Compared to Nine-Month Period Ended September 30, 2009

Revenues

Total revenues for the nine months ended September 30, 2010 were $2,963,098, compared to $2,347,603 for the nine months ended September 30, 2009, reflecting an increase of $615,495, or 26 percent.   Total subscription revenues for the nine months ended September 30, 2010 were $996,586 compared to $361,943 for the nine months ended September 30, 2009, reflecting an increase of $634,643, or 175 percent.

Healthcare Professional Product Line – Initial Set-up Revenues
Revenues generated through our Healthcare Professional product line for the nine months ended September 30, 2010 were $1,541,824, compared to $1,348,217 for the nine months ended September 30, 2009, reflecting an increase of $193,607, or 14 percent.  Revenues increased primarily due to the marketing initiatives implemented in 2009.  For example, we now participate and attend various professional conferences and trade shows, such as chiropractic, naturopathic, and energy medicine events.  From time to time we also provide sponsorship support as a marketing tool.  We have also increased our exposure in trade journals and other professional publications.  For example, during the nine months ended September 30, 2010, we advertised in publications such as the American Chiropractor, Chiropractic Economics, and the Townsend Letter.

The increase in revenues generated through our Healthcare Professional product line is solely attributable to an increase in volume.  Our prices remained consistent.  The only new product introduced during the nine months ended September 30, 2010 was a new version of the Balance called Balance 5.0.  We generated $17,313 of revenue during the third quarter of 2010 as a result of launching this product.

Healthcare Professional Product Line – Subscription Revenues
Subscription revenues generated through our Healthcare Professional product line for the nine months ended September 30, 2010 were $240,427 compared to $147,111 for the nine months ended September 30, 2009, reflecting an increase of $93,316, or 63 percent.  The increase in subscription revenues generated through our Healthcare Professional product line is due to existing customers continuing to pay their monthly subscription fees, as well as the increase in initial set-ups.

Compass Product Line – Initial Set-up Revenues
Revenues generated through our Compass product line for the nine months ended September 30, 2010 were $366,688, compared to $612,127 for the nine months ended September 30, 2009, reflecting a decrease of $245,439, or 40 percent.  Revenues decreased as a reflection in a loss of momentum experienced over prior months.  As a corrective measure we hired new employees and reassigned existing employees to focus new energy on this product and reverse this trend.

The decrease in revenues generated through our Compass product line is solely attributable to a decrease in volume.  We have not introduced any new products or services and our prices have remained consistent.

Compass Product Line – Subscription Revenues
Subscription revenues generated through our Compass product line for the nine months ended September 30, 2010 were $756,159 compared to $214,832 for the nine months ended September 30, 2009, reflecting an increase of $541,327, or 252 percent.  Even though we experienced a decrease in initial set-up revenues, our subscription revenues generated through our Compass product line continue to increase due to existing customers continuing to pay their monthly subscription fees.

Miscellaneous Revenues

Revenues generated through other miscellaneous business opportunities for the nine months ended September 30, 2010 were $58,000.

Revenues generated through other miscellaneous business opportunities for the nine months ended September 30, 2009 were $25,316.

Selling and Marketing Expenses

Selling and marketing expenses for the nine months ended September 30, 2010 were $1,385,017, compared to $939,385 for the nine months ended September 30, 2009, reflecting an increase of $445,632, or 47 percent.  The increase was due to our aggressive marketing strategies implemented in mid 2009 along with increasing the number of employees working within this group from 10 to 17.  As a means for generating business for the Healthcare Professional Products, we created a SMP Program in mid 2009.  In mid 2009, we started participating and attending a number of professional conferences in a joint marketing relationship with the SMP companies.  In addition to the SMP Program, we began advertising in trade journals and attending various conferences and trade shows.  From time to time we also provide sponsorship support to professional organizations and their events when possible.  We do not have an ongoing financial commitment to provide this type of sponsorship support.

General and Administrative

General and administrative expenses for the nine months ended September 30, 2010 were $1,123,027, compared to $659,999 for the nine months ended September 30, 2009, reflecting an increase of $463,028, or 70 percent.  One primary factor to the increase was the engagement of the Aquiline Group to perform public relations services.  The agreement was executed on February 1, 2010 and was for a period of 90 days.  As compensation for services, we agreed to remit on a monthly basis $15,000 in cash along with 50,000 shares of restricted common stock.  Accordingly, for the nine months ended September 30, 2010, we issued 150,000 shares of common stock.  The shares were valued at $0.24 per share.  In addition, during the month of June 2010 we reengaged the Aquiline Group under a new agreement (the “2nd Aquiline Agreement”) and agreed to issue 1,200,000 shares of restricted common stock for their services.  The certificates are being held in escrow and transferred to the public relations and communications firm in 100,000 increments on a monthly basis as services are performed.  The shares will be valued at $0.081, resulting in a total contract value of $97,200.  We will expense this amount over the life of the 2nd Aquiline Agreement.  Accordingly, for the nine months ended September 30, 2010, we recognized $27,216 of expense as a result of this agreement. Other factors relating to the increase in expenses resulted from recognizing approximately $116,191 in accounting and legal fees associated with our Form 10 filing and continuing to build the infrastructure necessary to meet customer expectations and anticipated profitable growth.

Research and Development

Research and Development expenses for the nine months ended September 30, 2010 were $95,844, compared to $74,473 for the nine months ended September 30, 2009, reflecting an increase of $21,371, or 29 percent.  The increase was due to development of previously proven technology in 2009.  Those costs were capitalized rather than being expensed.

Other Expense

Other expense for the nine months ended September 30, 2010 was $246,774, compared to $133,533 for the nine months ended September 30, 2009, reflecting an increase of $113,241, or 85 percent.  This increase resulted from our executing an amended promissory note with Vaughn R Cook, Chairman and CEO, extending the maturity date on his original promissory note of $2,500,000 to December 31, 2012.  In exchange for the amended and restated terms, we increased the interest rate from 5 percent to 7 percent per annum and issued a warrant to purchase 1,750,000 shares of common stock at an exercise price of $0.04 per share.  The warrant was exercised on February 3, 2010 and valued at $375,547 using the Black-Scholes pricing model with the following assumptions:  risk free interest rate of 0.30 percent, dividend yield of 0.0 percent, volatility of 199 percent and an expected life of 1 year.  The warrant value of $375,547 will be recognized over the length of the amended promissory note.  Accordingly, for the nine months ended September 30, 2010, we recognized $85,839 of interest expense associated with this transaction.

Net Income/Loss

Our net loss for the nine months ended September 30, 2010 was $119,756, compared to income of $342,649 for the nine months ended September 30, 2009.  The net loss for the nine months ended September 30, 2010 is a direct result of the aforementioned expenses.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Revenues

Total revenues for the fiscal year ended December 31, 2009 were $3,206,148, compared to $1,937,853 for the fiscal year ended December 31, 2008, reflecting an increase of $1,268,295, or 65 percent.
Total subscription revenues for the fiscal year ended December 31, 2009 were $639,310, compared to $237,190 for the fiscal year ended December 31, 2008, reflecting an increase of $402,120, or 170 percent.

Healthcare Professional Product Line – Initial Set-up Revenues
Revenues generated through our Healthcare Professional product line for the fiscal year ended December 31, 2009 were $1,784,498, compared to $1,559,017 for the fiscal year ended December 31, 2008, reflecting an increase of $225,481, or 14 percent.  As discussed previously, we aggressively implemented new marketing strategies in 2009 for the Healthcare Professional line of products.  Specifically, we created the SMP Program with the objective of creating more business for each party. We began advertising in trade journals, attending a number of professional conferences in a joint marketing relationship with our SMP companies, and started to provide sponsorship support to professional organizations and their events when possible.  As reflected in our revenue results for 2009, these initiatives have brought us more exposure in the market and continue to do so.

The increase in revenues generated through our Healthcare Professional product line is solely attributable to an increase in volume.  We have not introduced any new products or services and our prices have remained consistent.

Healthcare Professional Product Line – Subscription Revenues
Subscription revenues generated through our Healthcare Professional product line for the fiscal year ended December 31, 2009 were $215,604, compared to $153,684 for the fiscal year ended December 31, 2008, reflecting an increase of $61,920, or 40 percent.  The increase in subscription revenues generated through our Healthcare Professional product line is due to the increase in initial set-ups, which is explained in detail in the aforementioned paragraphs.

Compass Product Line – Initial Set-up Revenues
Revenues generated through our Compass product line for the fiscal year ended December 31, 2009 were $782,340, compared to $141,646 for the fiscal year ended December 31, 2008, reflecting an increase of $640,694, or 452 percent.  As discussed previously, we launched the Compass in late 2007.  It was not until the end of 2008 that we hired an in house sales team of three employees to focus solely on marketing the Compass product.  Prior to hiring an in house sales team, we depended on outside representatives and distributors to market the product.

The increase in revenues generated through our Compass product line is solely attributable to an increase in volume.  We have not introduced any new products or services and our prices have remained consistent.

Compass Product Line – Subscription Revenues
Subscription revenues generated through our Compass product line for the fiscal year ended December 31, 2009 were $423,706, compared to $83,506 for the fiscal year ended December 31, 2008, reflecting an increase of $340,200, or 407 percent.  The increase in subscription revenues generated through our Compass product line is due to the increase in initial set-ups, which is explained in detail in the aforementioned paragraphs.

Selling and Marketing

Selling and marketing expenses for the fiscal year ended December 31, 2009 were $1,298,872, compared to $1,071,062 for the fiscal year ended December 31, 2008, reflecting an increase of $227,810, or 21 percent.  The increase was due to our aggressive marketing strategies implemented in mid 2009.  As a means for generating business for the Healthcare Professional Products, we created a SMP Program in mid 2009, as discussed above.  Currently there are three SMP companies:  Nutri-West, Biotics Research Corporation, and Premier Research Labs.  These companies participate in our SMP Program because healthcare professionals who use our technology are more confident in making nutrition part of their practices and therefore tend sell more nutritional supplement products.  We do not participate financially in any nutritional supplement product sales by SMP companies, and SMP companies do not participate financially in our technology sales.  The SMP relationship, although symbiotic, is maintained at arm’s length.  We maintain responsibility and liability for our technology and SMP companies do the same for their products.  In mid 2009, we started participating and attending a number of professional conferences in a joint marketing relationship with the SMP companies.  In addition to the SMP Program, we began advertising in trade journals and attending various conferences and trade shows.  We also started to provide sponsorship support to professional organizations and their events when possible.

General and Administrative

General and administrative expenses for the fiscal year ended December 31, 2009 were $1,068,749, compared to $976,403 for the fiscal year ended December 31, 2008, reflecting an increase of $92,346, or 9 percent.  This nominal increase was due to an increase in general operations costs such as office expenses, additional business insurance and professional fees.

Research and Development

Research and development expenses for the fiscal year ended December 31, 2009 were $186,291, compared to $344,691 for the fiscal year ended December 31, 2008, reflecting a decrease of $158,400, or 46 percent.  This decrease was primarily due to our capitalizing $101,301 of costs relating to significant enhancements and upgrades to our proprietary software during the year ended December 31, 2009.

Other Expense

Other income and expense for the fiscal year ended December 31, 2009 was $198,640, compared to $216,862 for the fiscal year ended December 31, 2008, reflecting a decrease of $18,222, or 8 percent.  For the fiscal years ended December 31, 2009 and 2008, there was no income allocated to this category and all expenses categorized as other expenses were accounted for as interest expense.  The decrease was primarily due to (i) an interest rate adjustment on the InteMedica, LLC promissory note, and (ii) our gradually retiring the principal balance thereof.  On January 28, 2008, a note payable was issued as part of the InteMedica Transaction.  Per the terms of the $164,000 note, interest began to accrue at a rate of 3 percent per annum.  As of February 15, 2008, the interest rate increased to 36 percent per annum.  On August 1, 2009, we negotiated an interest rate adjustment from 36 percent to 12 percent per annum.  As of September 30, 2010, the balance due under InteMedica Note was $47,702 and accrued interest totaled $445.

Net Income/Loss

Our net income for the fiscal year ended December 31, 2009 was $171,362, compared to a net loss of $1,069,502 for the fiscal year ended December 31, 2008.  This positive increase is a reflection of us transitioning our focus from product development to marketing and sales along with our model of ongoing subscription revenue.  As noted above in the Selling and Marketing expenses sections, we are aggressively partnering with nutritional supplement product companies and attending a variety of conferences and trade shows.  Our technology brings together biology, physics, intelligence theory, and computer science.  Our products are becoming better understood and embraced by more healthcare professionals and consumers.

Liquidity and Capital Resources

Our sources of liquidity have historically been cash from operations, a working capital line of credit, and debt and equity financing.

From September 2006 through July 2008, we raised approximately $1,397,012 through equity financing.

As of September 30, 2010, we had cash and cash equivalents of $27,034.  As of September 30, 2010, we had current liabilities of $971,233 and total current assets of $481,245, with our current liabilities exceeding current assets by $489,988.

On January 1, 2005, we issued a note payable to Vaughn R Cook, Chairman and CEO, for certain intellectual property consisting of the right granted by Dr. Cook to develop the Hand Cradle and Tower, the initial software package, and the methods of programming VSI.  Per the terms of the agreement, interest began to accrue at an effective interest rate of 5 percent as of January 1, 2007 and the note was scheduled to mature on December 31, 2009.  On January 1, 2010, we executed an amended and restated promissory note with Dr. Cook, extending the maturity date to December 31, 2012 and increasing the interest rate from 5 percent to 7 percent per annum.  In exchange for the amended and restated terms, we issued Dr. Cook a warrant for 1,750,000 shares of our common stock at a per share price of $0.04.

During the year ended December 31, 2007, we entered into a line of credit arrangement with a financial institution for $100,000, of which $100,000 is personally guaranteed by Vaughn R Cook. As of September 30, 2010, the amount drawn on the line totaled $100,000.  The interest rate to be applied to the unpaid principal balance during the term is 2 percentage points over the index. The entire principal balance and any accrued and unpaid interest was due on October 25, 2010.  We have obtained a one year extension with our financial institution, extending the maturity date to December 5, 2011. We will continue to make monthly interest-only payments.

On January 28, 2008, a note payable (the “InteMedica Note”) was issued as part of the InteMedica, LLC transaction. Per the terms of the $164,000 InteMedica Note, interest began to accrue at a rate of 3 percent per annum.  As of February 15, 2008, the interest rate increased to 36 percent per annum.  On August 1, 2009, we negotiated an interest rate adjustment from 36 percent to 12 percent per annum and agreed to monthly payments of $8,000 until paid.  During the three months ended September 30, 2010, we made principal payments totaling $5,139.  As of September 30, 2010, the note payable balance was $47,702 and accrued interest totaled $445.

On February 4, 2009, we issued a note payable in the amount of $11,188 to our landlord for rent due under the relevant lease.  We retired such note on April 27, 2010.

On July 16, 2009, we purchased certain computer hardware and software in exchange for a note payable of $52,360.  We are making monthly payments of $3,400.

On December 1, 2009, we issued a note payable in the amount of $8,803 to the Vaughn R and Kathryn C. Cook Foundation.  Per the terms of the note, interest shall accrue at a rate of 7 percent per annum and principal and accrued interest shall be due and payable on June 30, 2010.  We retired such note on June 30, 2010.

Off-Balance sheet arrangements

We do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, goodwill and other intangible assets and going concern.

Revenue recognition

We recognize revenue from customers upon the delivery of the system hardware.  At the time payment is received, the system hardware is shipped and the customer receives an e-mail which includes a link to download the software.  Upon shipment, the customer has no right of return and the transaction is final.  Thirty days from the date of purchase, the customer is required to pay a monthly subscription fee in order for the software to remain active.  Subscription revenue is recognized upon the performance of services.  In the event the customer cancels their monthly subscription or the monthly subscription fee is not received, the software automatically deactivates and the equipment is no longer functional.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts from estimated losses resulting from the potential inability of certain customers to make required future payments on amounts due.  We determine the adequacy of this allowance by periodically evaluating the aging and past due nature of the individual customer accounts receivable balances and considering the customer’s current financial situation as well as the existing industry economic conditions and other relevant factors that would be useful towards assessing the risk of collectability.  If the future financial condition of our customers were to deteriorate, resulting in their inability to make specific required payments, additions to the allowance for doubtful accounts may be required.  In addition, if the financial condition of our customers improves and collections of amounts outstanding commence or are reasonably assured, then we may reverse previously established allowances for doubtful accounts.

Going concern

From inception through July 2008, we had primarily been in the development stage, devoting a substantial amount of effort to research and development.  Until the year ending December 31, 2009, we expensed all research and development costs relating to significant enhancements and upgrades to its propriety software.  From inception through September 30, 2010, research and development costs totaled $5,911,603.  As of September 30, 2010 and December 31, 2009, we had an accumulated deficit of $7,473,239 and $7,353,484, respectively.  To ensure future profits, we intend to focus on customer retention and expanding our customer base.

Technology

The 5.0 platform is the 2010 update to ZYTO Technology.  It is being released in phases.  The first product to be updated/released was EVOX 5.0.  The next product was a new version of the Balance called Balance 5.0.  This product was first shipped mid-July, 2010.  The Elite 5.0 will be the upgrade and replacement for the LSA Pro 4.0 and is scheduled for release January 2011.  A new product, Select 5.0 will be an upgrade to the Balance 3.0 and is scheduled for release along with the Elite and with a new website, ZYTOLife.com.  ZYTOLife.com was first (prematurely) announced in 2008.  The 5.0 platform has taken over two years to develop and many of the concepts included in it were formulated in 2008.

ZYTOLife.com will be a nexus for all ZYTO health professionals and for those professionals and their clients as this will become the portal for remote biosurvey assessments.  Remote use of ZYTO technology over the internet is currently available and has been for the last several years under the name of Virtual Clinic.  ZYTOLife.com will become the new portal for this remote testing once it’s launched.

In addition to being the nexus between ZYTO professionals and their clients as it relates to remote assessments, ZYTOLife.com will have a ‘library’ where practitioners can share biosurveys and clinical applications using ZYTO technology.  A practitioner owning the Elite will be able to author a biosurvey and post that biosurvey for sale at ZYTOLife.com and other practitioners will be able to benefit from their experience and knowledge.  The net effect is expected to be a more robust sharing of intellectual power and experience.

We capitalize all salaries and associated expenses relating to significant enhancements and upgrades to our proprietary software.  Each employee who is involved in the development process is required to maintain a detailed accounting of his or her time as it relates specifically to enhancements and upgrades to our proprietary software.  As of September 30, 2010, the total capitalized amount was $202,818.  Accordingly, this amount is classified as Technology on our balance sheet and considered a critical accounting estimate due to the fact that certain updates relating to the 5.0 platform are still in the development phase.  Specifically, we have completed the entire planning stage of the 5.0 platform and have determined that the 5.0 platform has achieved technological feasibility.  We have not completed all the designing, coding or testing activities for the Elite 5.0, Select 5.0, or ZYTOLife.com that are required prior to release.   Technological feasibility will be established for the Elite 5.0, Select 5.0, and ZYTOLife.com once we have completed the designing, coding and testing activities mentioned above and we conclude that software meets its design specifications including functions, features, and technical performance requirements.  We have only capitalized costs for those components that have achieved technological feasibility.  Upon full release of the 5.0 platform, amortization will begin.

We account for intangible assets under the applicable guidelines of Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 350, “Intangibles – Goodwill and Other” (formerly SFAS 142 “Goodwill and other intangible assets”) and FASB ASC 360, “Property, Plant, and Equipment” (formerly SFAS 144 “accounting for the impairment or disposal of long lived assets”). Where intangible assets have finite lives, they are amortized over their useful life unless factors exist to indicate that the asset has been impaired. We evaluate if the assets are impaired annually or on an interim basis if an event occurs or circumstances change to suggest that the assets value has diminished. Under FASB ASC 360, when deemed necessary, we complete the evaluation of the recoverability of its long-lived assets by comparing the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such evaluations indicate that the future undiscounted cash flows of long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values. Under FASB ASC 360 intangible assets with indefinite useful lives are required to be tested annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. As of September 30, 2010, we had not recognized any impairment.

ITEM 3                PROPERTIES

We currently lease one facility in Lindon, Utah.  This facility is the headquarters for ZYTO Corp and ZYTO Technologies, Inc.  It consists of 7,395 square feet of net rental area, of which 6,430 are usable square feet.  The lease was executed in October 2009 and a security deposit of $7,500 was paid at signing.  The lease term is four (4) years and commenced on March 1, 2010.  We are obligated for the following future lease payments:

Full Service Rent:

Period (Months)	$/RSF	Monthly Base Rent
Year 1	$17.00	$10,476
Year 2	$17.51	$10,791
Year 3	$18.04	$11,117
Year 4	$18.58	$11,450

We do not store any inventory goods at our facility in Lindon, Utah.  In March 2008, we executed a service agreement with a third party fulfillment center to manage all services relating to procurement, warehousing, ordering, processing, and shipping of inventory.  This agreement may be terminated by either party at any time during the term or any renewal terms, for any reason, with or without cause, effective one hundred twenty (120) days after written notice to the other party.

We do not have a formal investment policy.  Historically, however, we have not invested in real estate, real estate mortgages or securities of, or interest in, persons primarily engaged in real estate activities and have no current intention to do so in the future.

ITEM 4                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of November 1, 2010, certain information with respect to the beneficial ownership of the common stock by: (1) each person know by us to beneficially own more than 5% of the outstanding shares, (2) each of the directors, (3) each named executive officer and (4) all of the executive officers and directors as a group.

Except otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Applicable percentage of ownership is based on 34,932,543 shares of common stock outstanding on November 1, 2010.

Name and Address of Beneficial Owner (1) (2)	Amount of Beneficial Ownership		Percentage of Outstanding Shares
Vaughn R Cook	12,367,271	(3)	35.4%
Kami J. Howard	500,000		1.4%
Hammad M. Shah	100,000		0.3%
All directors and officers as a group (3 persons)	12,967,271		37.1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
(2)	The address of each of the executive officers and directors is care of: ZYTO Corp, 387 South 520 West, Suite 200, Lindon, UT 84042.
(3)	Includes 4,316,438 shares held by the Vaughn R and Kathryn C. Cook Foundation and 2,450,000 shares held by Kathryn C. Cook, Mr. Cook’s spouse.

ITEM 5                DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers and directors as of November 1, 2010.  Directors are elected for three year terms.  Our Amended and Restated By-Laws require that our Board of Directors to be comprised of at least three, but not more than nine directors.  Accordingly, directors are divided into three classes designated as Class I, Class II and Class III, respectively, with equal numbers of directors in each class, to the extent practicable.  The term for each class of directors is staggered, i.e., one class of directors is elected at each annual meeting of the stockholders.  Accordingly, at each annual meeting of the stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting are elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. Officers are elected by the Board of Directors and their terms of office are at the discretion of the board.

Name	Age	Position
Vaughn R Cook	60	Chairman of the Board and Chief Executive Officer
Kami J. Howard	36	Director, Chief Financial Officer and Secretary
Adam D. Ford	38	Director
Hammad M. Shah	44	Director

Vaughn R Cook founded ZYTO and has served as Chairman of the Board and Chief Executive Officer since its incorporation in December of 2004.  He has been employed full time by ZYTO since its inception.  Dr. Cook is an honors graduate of Utah State University, has an acupuncture degree from the Oriental Medical Institute of Hawaii, and an OMD (Oriental Medical Healthcare professional) degree from the North American Academy of Advanced Asian Medicine.  He is board certified and licensed as an acupuncturist in Utah.  For over twenty years Dr. Cook has worked in the Complementary and Alternative Medical field. He has specialized in technology applications that integrate western and eastern medicine. He has worked for Esion Corp, the company that developed the Interro, has been the President and owner of Digital Health Corp, the company that developed the OmegaAcubase System; President of BioMeridian International, Inc., the company that developed the MSA Pro and other related technology.  He has developed two computer-based systems used by healthcare professionals around the world. The first was the Omega AcuBase System and the most recent of is ZYTO technology.  Concurrent with his work with technology Dr. Cook owned and operated the Utah Acupuncture Clinic and the Meridian Health Center in Salt Lake City, Utah.  This clinical background has allowed him to develop equipment from the perspective of a practicing healthcare professional, which combined with an extensive background in business, has resulted in technology that is clinically effective and financially practical.  He has traveled extensively and taught principles of alternative medicine throughout the United States and in many countries.

Dr. Cook provides the Board with over 20 years of experience in the Complementary and Alternative Medical field.  As the founder and Chief Executive Officer of ZYTO, Dr. Cook provides a management representation on the Board with knowledge of the day-to-day operations of ZYTO obtained as a result of his role.  Thus, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance.

Kami J. Howard joined ZYTO in April 2007 as the Chief Financial Officer and was first elected to serve as a director of the Company in October 2008.  Ms. Howard was elected by our Board of Directors to serve as our Secretary on June 27, 2010.   As a member of our senior management team she is involved in strategic planning and is responsible for all financial, regulatory, and investor relation aspects of the business. Prior to joining ZYTO, Ms. Howard spent five years at Browz, LLC, a technology company specializing in supply chain verification, where she served as Vice President and Company Controller for the entire length of her employment.  Her responsibilities included accounting, business and tax planning on behalf of the LLC and its members. From 2000 to 2003, Ms. Howard served as Vice President and Corporate Controller for BioMeridian Corporation and its subsidiaries. Prior to her appointment at BioMeridian, Ms. Howard served in various senior financial positions. She holds a B.S. in accounting and a Master's Degree in Business Administration.

Ms. Howard provides the Board with extensive accounting and financial expertise gained from her services as Vice President and Company Controller of Browz, LLC and BioMeridian Corporation.  Her experience and knowledge make her a valuable contributor of financial, accounting and risk management expertise to the Board. Ms. Howard also provides a management representation to the Board.

Adam D. Ford was first elected to serve as a director of ZYTO in April 2008.  Mr. Ford is an attorney licensed in New York and Utah. He is an honors graduate of Brigham Young University and was a Crawford-Robinson Scholar at the Duke University School Law. In 2001, he began his career with Shearman & Sterling LP in New York City and also practiced with McDermott Will & Emery LP from 2003 to 2006 before moving back to Utah to open his own practice. He has represented Lenzing AG in the sale of Lenzing Fibers Corporation; IDT Corporation in the acquisition of substantially all the assets of Winstar Communications, Inc; KMPG LLP in its acquisition of various offices of Arthur Anderson LLP; Wachovia Securities in Choice One Communications credit agreement restructuring; Wachovia Securities in Perry Ellis International credit agreement restructuring; Rhodes Furniture Group in credit agreement restructuring with Heilig-Meyers; Parmalat USA Corporation and Farmland Dairies, LLC as conflicts counsel in bankruptcy; Motels of America, LLC as counsel to debtor in bankruptcy; Intelsat, Ltd. in MCI/Worldcom, Space Systems/Loral and Verestar bankruptcies; Norddeutsche Landesbank Girozentrale as largest secured creditor in Speigel/Eddie Bauer bankruptcy; ChoHung Bank as largest secured creditor in SK Global America, Inc. bankruptcy; Merrill Lynch, Pierce, Fenner & Smith as creditor in Special Metals Corporation bankruptcy; Bank of America Securities as creditor in Adelphia Communications Corporation bankruptcy; General Electric Capital Corporation as secured creditor in PSINet, Inc. bankruptcy, as well as many other corporate and litigation matters.

Mr. Ford provides the Board with valuable risk management and business planning expertise obtained from his background as an attorney.  His risk management expertise, background, and legal experience allow him to be a valuable contributor to the Board.

Mr. Ford filed a personal bankruptcy on December 31, 2009 with more than half of the scheduled debts related to business activities.  In addition to practicing law, Mr. Ford built and sold five single family residences between 2002 and 2009.  These projects were business ventures, built as investments to be sold.  Mr. Ford operated these projects as a sole proprietorship.  The planned sixth project, an approximately $1.5 million dollar venture in the Taylor Meadows subdivision in Alpine, Utah, was financed with Capital Community Bank (“CCB”).  After the initial loan was extended and the lot purchased in 2007, the U.S. real estate market began to suffer serious trauma with property values falling rapidly and financing becoming increasingly difficult to access.  In early 2008, Mr. Ford determined not to build the home, but instead to wait for the real estate market to recover and the financial system to stabilize.

Mr. Ford made significant interest payments to CCB related to the initial lot purchase loan throughout 2008.  In mid-December of 2008, CCB called the entire principal balance then due and owing.  During the last week of December 2008,CCB gave Mr. Ford notice that they had written off as a loss a significant portion of the lot loan to bring the balance in line with then-current market value.  Shortly thereafter they conducted a non-judicial foreclosure of the Taylor Meadows lot and commenced a civil action against Mr. Ford for the deficiency between the original lot loan note amount and the market value of the lot after the foreclosure in mid-2009.  It was this civil action which precipitated Mr. Ford’s bankruptcy filing.

Hammad M. Shah was first elected to serve as a director of ZYTO in October 2008, and currently serves as the Chief Strategy Officer at MedAssurant. In this role Mr. Shah holds the responsibility for the strategy, design, development, implementation, operations, and expansion of MedAssurant’s Strategic Products, Services, and Solutions (SPSS) Group, as well as MedAssurant’s strategic partnerships and alliances, acquisitions, international growth initiatives, and the support of MedAssurant’s broader strategic initiatives.  Prior to joining MedAssurant in July 2010, Mr. Shah served in senior roles for Express Scripts from April 2007 to July 2010.  As Vice President and General Manager of Emerging Markets for Express Scripts, one of the healthcare industry’s largest pharmacy benefit management companies with focus on data-driven solutions in areas of patient medication adherence, drug utilization improvement, cost management, and patient care services. At Express Scripts Mr. Shah was responsible for the strategy and leadership of five business units spread across clinical, distribution operations, and consumer directed health market operations with total revenue of $1.3 billion in annual revenues.  Prior to this, Mr. Shah was Vice President of Strategy and Business Development, International Operations at Express Scripts where he lead the organization’s global strategy and business development with specific emphasis on Europe and the Far East.  Prior to his tenure at Express Scripts, Mr. Shah held multiple roles as Vice President, Chief Operating Officer, and General Manager at VetCentric from July 2006 to April 2007, PharMerica from May 2005 to July 2006, Caremark from October 2002 to March 2005, and Eckerd Corporation from May 1987 to October 2002. Mr. Shah received a Masters of Health Sector Management and a Masters in Business Administration from Arizona State University, and a Bachelors of Science in Pharmacy from Temple University, and is a licensed pharmacist.

Mr. Shah provides the Board with over 20 years experience in senior administrative and operational roles.  He provides significant experience in leading and managing multi-site operations, including pharmacy operations for Express Scripts, which generated over $9B in revenue.  Mr. Shah provides valuable expertise to the Board in improving efficiencies, reducing costs, and increasing profitability.

Board of Directors

We currently have four board members and are seeking out new candidates to expand our Board to seven members.  As noted above, our directors are elected for three year terms.  Our Amended and Restated By-Laws require that our Board of Directors be comprised of at least three, but not more than nine directors.  Accordingly, directors are divided into three classes designated as Class I, Class II and Class III, respectively, with equal numbers of directors in each class, to the extent practicable.  The term for each class of directors is staggered, i.e., one class of directors is elected at each annual meeting of the stockholders.  Accordingly, at each annual meeting of the stockholders, directors elected to succeed the directors of the class whose terms expire at such meeting are elected for a full term of office to expire at the third succeeding annual meeting of stockholders after their election. Our board members are divided into three classes.

All current Directors are eligible for re-election at our 2010 Annual Meeting of the Stockholders, which is to occur on December 16, 2010.  Pursuant to the terms of our By-Laws, the Stockholders have nominated Kami J. Howard and Vaughn R Cook to be elected to a three year term as members of Class I, and, accordingly, each will be eligible for re-election to our Board at our 2013 Annual Meeting of the Stockholders.  The Stockholders have also nominated Adam D. Ford, Hammad M. Shah, and one new nominee, to be elected to a two year term as members of Class II, and, accordingly, each will be eligible for re-election to our Board at our 2012 Annual Meeting of the Stockholders.  Additionally, the Stockholders have nominated two new nominees to be elected to a one year term as members of Class III, and, accordingly, each will be eligible for re-election to our Board at our 2011 Annual Meeting of the Stockholders.

Committees of the Board of Directors

Our Board of Directors maintains standing Audit and Compensation Committees.  The members of the Audit Committee are Adam D. Ford and Hammad M. Shah.  Its functions are 1) to review and approve the selection of, and all services performed by, our independent auditor; 2) to review our internal controls; and 3) to review our accounting and financial controls.

The members of the Compensation Committee are Adam D. Ford and Hammad M. Shah.  Its functions are to determine and approve compensation arrangements for our executive officers and to oversee any stock option, stock award or other employee benefit plan or arrangement established by the Board of Directors for the benefit of our executive officers, management and employees.

ITEM 6                EXECUTIVE COMPENSATION

The compensation of Vaughn R Cook, the Company’s Chief Executive Officer, and Kami J. Howard, the Company’s Chief Financial Officer and Secretary, is shown in the following tables.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (2)(3)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (3)		Total ($)
Vaughn R Cook, Chairman and CEO	2007 2008 2009	$ $ $	75,000 85,769 126,162	$ $ $	0.00 0.00 3,405	$ $ $	1,400 525 10,000	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 5,077	$ $ $	76,400 86,294 144,644

Kami J. Howard, Chief Financial Officer and Secretary (1)	2007 2008 2009	$ $ $	59,304 87,106 117,926	$ $ $	0.00 0.00 3,081	$ $ $	0.00 0.00 10,000	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 0.00	$ $ $	0.00 0.00 5,087	$ $ $	59,304 87,106 136,094

(1)	Ms. Howard joined us in April, 2007.
(2)
The amounts included in this column reflect stock awards to executive officers for services.  The amounts are disclosed in the year services were rendered.  On June 2, 2009, we issued 1,000,000 shares of common stock at $0.02 per share for services to our executive officers.   The closing market price on July 2, 2009 was $0.05.  Due to the fact that these shares held a one year restriction, the shares were valued at $0.02 per share.

(3)
Beginning October 2006, directors received 10,000 shares of common stock per year for services.  Beginning May 2007, this amount was increased to 15,000 shares of common stock per year for services and continued through April 2008.  In January 2009, the Board of Directors unanimously agreed to change the compensation of directors from common stock to cash compensation.  Beginning January 2009, directors received $400.00 per month for services.  In October 2009, this amount was increased to $500.00 per month.

We do not have plans to hire new executive level staff or change our current executive’s compensation structure significantly.  To date, our Board of Directors has not adopted any retirement, pension, profit sharing, equity incentive plan or other similar programs for our executive officers.

We have not entered into any agreements, arrangements, or written employment agreements with our executive officers.

Director Compensation

The members of our Board of Directors have the authority to fix the compensation of our directors pursuant to our Amended and Restated By-Laws.

Beginning October 2006, our directors received 10,000 shares of common stock per year for services.  Beginning May 2007, this amount was increased to 15,000 shares of common stock per year for services and continued through April 2008.  In January 2009, our board unanimously agreed to change the compensation of directors from common stock to cash compensation.  Beginning January 2009, our directors received $400 per month for services.  In October 2009, this amount was increased to $500 per month.  Our directors are reimbursed for all expenses relating to attendance at each meeting.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vaughn R Cook	$5,077	(1)(2)(3)	$0.00	$0.00	$0.00	$0.00	$0.00	$5,077
Kami J. Howard	$5,087	(1)(2)(3)	$0.00	$0.00	$0.00	$0.00	$0.00	$5,087
Adam D. Ford	$5,100		$0.00	$0.00	$0.00	$0.00	$0.00	$5,100
Hammad M. Shah	$5,100		$0.00	$0.00	$0.00	$0.00	$0.00	$5,100
Goodwin Wang	$5,100	(4)	$0.00	$0.00	$0.00	$0.00	$0.00	$5,100

(1)	This amount is also disclosed in the Summary Compensation Table.
(2)
Due to the fact that Mr. Cook and Ms. Howard are employees of the Company, their director compensation is included as part of their regular paycheck.  Their director compensation for the year ended 2009 differs from the independent directors due to the timing of when the increase of $400 per month to $500 per month was implemented into their scheduled payroll.

(3)	Mr. Cook and Ms. Howard’s director compensation differs by $10 due to a key punch submission error by the Company’s Controller that occurred during the payroll period ending August 8, 2009.
(4)	Mr. Wang resigned from the Board effective August 13, 2010. Please refer to our Form 8-K dated August 16, 2010.

ITEM 7                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

On January 1, 2005, we issued a note payable in the amount of $5,000,000 to Vaughn R Cook, Chairman and CEO, for certain intellectual property consisting of the right granted by Dr. Cook to develop the Hand Cradle and Tower, the initial software package, and the methods of programming VSI.  Per the terms of such note, interest began to accrue at an effective interest rate of five percent as of January 1, 2007 and the note was scheduled to mature on December 31, 2009.  In November 2006, Mr. Cook converted $2,500,000 to common stock at a per share price of $0.50.  The shares were issued to the Vaughn R and Kathryn C. Cook Foundation.  On January 1, 2010, we executed an amended and restated promissory note for $2,500,000 with Mr. Cook, extending the maturity date to December 31, 2012 and increasing the interest rate from 5 percent to 7 percent per annum.  We dispersed interest payments totaling $81,506 and $0 for the years ended December 31, 2009 and 2008.  On February 2, 2010, we granted a warrant to purchase 1,750,000 shares of common stock to Mr. Cook in exchange for the amended and restated terms.  This warrant had an exercise price of $0.04 per share and was exercisable through January 30, 2011.  This warrant was valued at $375,547 using the Black-Scholes pricing model with the following assumptions:  risk free interest rate of 0.30 percent, dividend yield of 0.0 percent, volatility of 199 percent and an expected life of 1 year.  On February 3, 2010, Mr. Cook exercised the warrant for 1,750,000 shares of common stock.  As payment for the exercise, Mr. Cook converted accrued interest due under such outstanding notes.  For the nine months ended September 30, 2010, we dispersed interest payments totaling $61,000.  As of September 30, 2010, the principal balance was $2,500,000.

On or about September 1, 2006, we entered into a consulting agreement with Concentus Media to provide media and video production services on an as needed basis.  Hourly rates were determined in advance and disclosed in the agreement.  Vaughn R Cook’s daughter, Sophia Erickson, is the primary principal within the organization.  We dispersed consulting fees totaling $4,087 and $5,467 for the years ended December 31, 2009 and 2008.  For the nine months ended September 30, 2010, we dispersed consulting fees totaling $13,755.  During the nine months ended September 30, 2010, Ms. Erickson formed a new entity, High Power Video, LLC and dissolved Concentus Media.  Accordingly, the agreement with Concentus Media was assigned to High Power Video, LLC and all future payments will be made to High Power Video, LLC.

On or about June 13, 2007, we retained Ford, Burridge & Higbee to assist us with certain legal matters.  Adam D. Ford, a member of our Board of Directors, is a partner with this firm.  On or about September 2008, the name of the firm changed to Ford & Huff.  We dispersed consulting fees totaling $27,637 and $7,139 for the years ended December 31, 2009 and 2008.  For the nine months ended September 30, 2010, we dispersed consulting fees totaling $2,465.

In January 2008, we were approached by the majority shareholder of InteMedica, LLC, Dr. John Diamond, MD.  He informed us that he was interested in selling InteMedica, a business engaged in the distribution of nutritional supplements.  After several discussions, we made the decision to purchase the business with the intention of making it a viable source of revenue, used in conjunction with ZYTO technology.  At the time of the acquisition, no officers or directors of ZYTO had any interest in InteMedica.  However, Dr. Diamond and another InteMedica investor owned a total of 30,000 common shares of ZYTO, which constituted approximately 0.12% of ZYTO’s outstanding capital equity.  On January 28, 2008, we entered into that certain Inventory Purchase, Continuing Business Operations and Licensing Agreement (such agreement hereinafter referred to as the “InteMedica Agreement,” and such transaction evidenced thereby hereinafter referred to as the “InteMedica Transaction”) with InteMedica, LLC, a Nevada limited liability company (“InteMedica”), pursuant to which we agreed to purchase the inventory and continuing business operations of InteMedica, which was engaged in the distribution of nutritional supplements.  Under the terms of the InteMedica Agreement, we issued a note payable for $164,000 and issued 100,000 shares of common stock to InteMedica in exchange for the assets and business opportunities purchased thereunder.  We issued such 100,000 shares of common stock at $1.18 per share, the fair market value per share as of the date of this transaction.  The purchase price of $282,000 was allocated based on fair market value with $127,552 going to inventory and $154,448 to goodwill.  Shortly after completing the InteMedica Transaction, it became apparent to us that our core competence is technology and not nutritional supplement sales.  It was apparent that there was more work needing to be done than we had expected.  Customer loyalty and understanding of InteMedica’s products was lacking, and we soon learned that we were ill equipped to provide the resources necessary to bolster that goodwill.  Upon this realization, we determined that exiting the business was the least damaging path.  Because of the disparity in profit margins between InteMedica and ZYTO’s technology business, diverting resources and focus away from our technology pursuits was too risky and potentially too costly.

During the year 2008, we determined that the goodwill of $154,448 associated with this transaction was impaired.  As a result, the entire amount was expensed in 2008.  During 2009, we liquidated all of the inventory associated with the acquisition and, effective as of December 31, 2009, dissolved the wholly owned subsidiary that we had formed in order to operate this new line of business called ZYTO Health, Inc., which was organized under the laws of the State of Utah.

We retired $26,868 and $55,562 of principal during the years ended December 31, 2009 and 2008.  We dispersed interest payments totaling $33,312 and $37,523 for the years ended December 31, 2009 and 2008.  For the nine months ended September 30, 2010, we retired $33,868 of principal and dispersed interest payments totaling $5,105. As of September 30, 2010, the principal balance was $47,702 and accrued interest totaled $445.

In December 2008, we entered into a joint venture with InteMedica (Shanghai) Investment Limited and SES Investment Limited to market our technology in the People’s Republic of China.  As part of the joint venture, we contributed technology in the form of software and hardware and a capital contribution amount of $50,000.  The other parties contributed technology, operating and marketing experience in the People’s Republic of China and a capital contribution amount of $1,200,000.  Goodwin Wang, who served as a member of our Board of Directors from March 2007 through August 2009, owns 60 percent of SES Investment Limited.  We own a 15 percent interest in the joint venture and receive a royalty of 15 percent of revenue received related to hardware, software and subscription sales attributable to our intellectual property.  To date, we have not recognized any revenue as a result of the joint venture.

On December 1, 2009, we issued a note payable to The Vaughn R and Kathryn C. Cook Foundation.  Per the terms of the $8,803 note, interest began to accrue at a rate of 7 percent per annum.  We did not disperse any principal or interest payments in 2009.  On June 30, 2010, we retired the entire principal amount of $8,803 and dispersed $357 of accrued interest.  As of September 30, 2010, the principal balance was $0 and accrued interest totaled $0.

During the year ended December 31, 2008, we advanced funds to a distributor/shareholder in the amount of $19,737. Such shareholder is not a Beneficial Owner, as determined in accordance with the rules of the Securities and Exchange Commission. On December 31, 2009, the distributor/shareholder executed a thirty-six month promissory note in favor of ZYTO to repay the funds. As of September 30, 2010, we have received payments totaling $300. We are not recognizing interest on the note.

During the year ended December 31, 2009, we advanced funds to three separate employees for a total amount of $12,000. None of these employees are officers, directors, or executives of ZYTO. Each employee entered into a promissory note in favor of ZYTO with a maturity date of December 31, 2010. We are not recognizing interest on these notes.

Two of the four members of our Board, Adam D. Ford and Hammad M. Shah, meet the qualifications for independence under the applicable NASDAQ listing standards.

ITEM 8                 LEGAL PROCEEDINGS

We are not engaged in any legal proceedings, nor are we aware of any pending or threatened legal proceedings that, singly or in the aggregate, would reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.

ITEM 9                 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted over-the-counter on the Pink OTC Markets (www.pinksheets.com) electronic quotation service for OTC securities under the trading symbol “ZYTC”, but not quoted on the NASD OTC Bulletin Board or NASDAQ, nor listed on any national or regional securities exchange.

The following table sets forth the range of the high and low bid prices by quarter as reported on the over-the-counter market since the quarter ended March 31, 2008.  Quotations from Pink OTC Markets reflect inter-dealer prices without adjustments for retail markups, markdowns or conversions and may not represent actual transactions.

Quarter End Date	Low Bid	High Bid
March 31, 2008	$0.125	$1.25
June 30, 2008	$0.10	$0.49
September 30, 2008	$0.025	$0.165
December 31, 2008	$0.01	$0.04
March 31, 2009	$0.01	$0.03
June 30, 2009	$0.0125	$0.05
September 30, 2009	$0.02	$0.23
December 31, 2009	$0.06	$0.35
March 31, 2010	$0.15	$0.32
June 30, 2010	$0.081	$0.31
September 30, 2010	$0.15	$0.29

The Securities and Exchange Commission has adopted regulations, which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our common stock is currently a “penny stock” as defined in the Exchange Act.  As a result, any investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock.  In addition, the “penny stock” rules adopted by the SEC under the Exchange Act subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers.  For example, broker-dealers selling such securities must provide, prior to effecting the transactions, their customers with a document that discloses the risks of investing in such securities.  Included in this document are the following:

•	The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply,
•	The brokerage firm’s compensation for the trade, and
•	The compensation received by the brokerages firm’s salesperson for the trade.

In addition, the brokerage firm must send to the investor a monthly account statement that gives an estimate of the value of each penny stock in the investor’s account, and a written statement of the investor’s financial situation and investment goals.  These disclosure and other requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of the broker-dealers to trade our securities.  The penny stock rules may discourage investor interest in and limit the marketability of our common stock.

Holders of Our Common Stock

According to our transfer agent, OTC Stock Transfer, Inc., as of November 1, 2010, there were 229 record holders of shares of our common stock and additional stockholders held shares in street name.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the near future.  It is our present intention to utilize all available funds for the development of the business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plans under which equity securities were authorized to be issued as of the end of the last fiscal year.

ITEM 10              RECENT SALES OF UNREGISTERED SECURITIES

We have sold certain shares of common stock for cash and have issued shares of common stock in exchange for services.  The offer and sale of such shares of our common stock were effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act, and similar state securities law exemptions.

•
During the year ended December 31, 2007, we raised $735,101 in a private placement by issuing common stock at $1.00 to $1.50 per share.  The primary purpose for the issuance was to raise funds to further develop ZYTO and market our products.

•	During the year ended December 31, 2007, we issued 55,000 shares of common stock for $72,500 for subscription receivable.
•	During the year ended December 31, 2007, we issued 280,000 shares of common stock for services rendered totaling $280,000 and issued 7,054 shares of common stock for accounts payable totaling $9,720.

The date of each issuance, number of shares issued and consideration paid are set forth below:

Date	Number of Shares	Total Consideration
01/09/07	50,000	$50,000 investment
01/10/07	20,000	$20,000 investment
01/22/07	30,000	$30,000 investment
01/22/07	10,000	$10,000 subscription receivable
01/22/07	10,000	$10,000 subscription receivable
01/25/07	40,000	$40,000 investment
01/26/07	20,000	$20,000 investment
01/29/07	20,000	$20,000 investment
01/31/07	15,000	$15,000 services rendered
01/31/07	15,000	$15,000 services rendered
02/12/07	15,000	$15,000 investment
02/15/07	20,100	$30,150 investment
02/23/07	900	$1,350 investment
03/19/07	35,000	$52,500 subscription receivable
03/31/07	250,000	$250,000 services rendered
04/09/07	26,667	$40,000 investment
04/12/07	40,000	$60,000 investment
04/12/07	20,000	$30,000 investment
04/23/07	13,333	$20,000 investment
04/24/07	18,000	$27,000 investment
04/25/07	5,333	$8,000 accounts payable
04/25/07	1,720	$1,720 accounts payable
04/25/07	5,333	$8,000 investment
05/07/07	533	$800 investment
05/07/07	40,000	$60,000 investment
05/07/07	13,333	$20,000 investment
05/11/07	20,000	$30,000 investment
05/10/07	13,333	$20,000 investment
05/14/07	1,867	$2,800 investment
05/17/07	20,000	$30,000 investment
05/18/07	13,333	$20,000 investment
05/18/07	13,333	$20,000 investment
05/24/07	13,334	$20,001 investment
05/24/07	13,333	$20,000 investment
06/01/07	13,333	$20,000 investment
06/01/07	33,333	$50,000 investment
06/01/07	6,667	$10,000 investment

•
During the year ended December 31, 2008, we raised $166,911 cash by issuing common stock to unrelated parties at an average price of $0.16 per share per the agreements.  We also raised $50,000 cash by issuing common stock to an unrelated party at $0.05 per share per the agreement.  The primary purpose for the issuances was to raise funds to further develop ZYTO and market our products.

•	During the year ended December 31, 2008, we issued 934,166 shares of common stock for services rendered totaling $98,087 and issued 389,720 shares of common stock for debt totaling $42,521.
•	During the year ended December 31, 2008, we issued 100,000 shares of common stock at $1.18 per share as a result of the InteMedica, LLC Transaction.

The date of each issuance, number of shares issued and consideration paid are set forth below:

Date	Number of Shares	Total Consideration
01/28/08	100,000	$118,000 – Intemedica Transaction
02/22/08	74,626	$21,711 – investment
03/07/08	156,250	$23,300 – investment
03/14/08	200,000	$37,300 – investment
03/17/08	8,225	$2,464 – debt
03/26/08	384,615	$30,100 – investment
04/11/08	125,000	$27,500 investment
05/08/08	866,667	$91,000 – services
05/08/08	238,095	$25,000 – debt
05/08/08	90,000	$9,450 – debt
05/08/08	53,400	$5,607 – debt
05/08/08	8,333	$875 – services
05/08/08	8,333	$875 – services
05/08/08	20,833	$2,187 – services
05/08/08	15,000	$1,575 – services
05/08/08	15,000	$1,575 – services
06/24/08	1,000,000	$50,000 – investment
07/22/08	600,000	$27,000 - investment

•
During the year ended December 31, 2009, we issued 1,000,000 shares of common stock at $0.02 per share for services to our officers and converted $15,000 of accrued interest into 750,000 shares of common stock at $0.02 per share.

The date of each issuance, number of shares issued and consideration paid are set forth below:

Date	Number of Shares	Total Consideration
06/02/09	500,000	$10,000 – services
06/02/09	500,000	$10,000 – services
06/02/09	750,000	$15,000 – interest conversion

●
During the three months ended March 31, 2010, we granted a warrant to Vaughn R Cook to purchase 1,750,000 shares of common stock in exchange for amended and restated note terms.  The warrant had an exercise price of $0.04 per share and was exercisable through January 30, 2011.  This warrant was valued at $375,847 using the Black-Scholes pricing model with the following assumptions:  risk free interest rate of 0.30 percent, dividend yield of 0.0 percent, volatility of 199 percent and an expected life of 1 year.  During the three months ended March 31, 2010, the officer exercised the warrant for 1,750,000 shares of common stock.  As payment for the exercise, the officer converted accrued interest due under on outstanding notes.

●	For the three months ended March 31, 2010, we satisfied note payables by issuing 1,170,000 shares of common stock. The shares were valued at approximately $0.06 per share.
●	For the three months ended March 31, 2010, we issued 100,000 shares of common stock for public and communication services. The shares were valued at $0.24 per share.
●	During the month of April 2010, we issued 50,000 shares of common stock for public and communication services. The shares were valued at $0.24 per share.
●
During the month of June 2010, we issued 1,200,000 shares of common stock for public and communication services.  Per the terms of the underlying twelve and one half month agreement, the certificates are being held in escrow  and  transferred to the public and communications firm in 100,000 increments on a monthly basis as services are performed.  The shares will be valued at $0.081, resulting in a total contract value of $97,200.  We are expensing this amount over the life of the agreement.

The date of each issuance, number of shares issued and consideration paid are set forth below:

Date	Number of Shares	Total Consideration
02/09/10	1,750,000	$70,000 – exercise of warrant
02/24/10	600,000	$35,863 – note payable
02/24/10	570,000	$34,071 – note payable
03/05/10	50,000	$12,000 – services
03/26/10	50,000	$12,000 – services
04/20/10	50,000	$12,000 – services
06/16/10	1,200,000	$97,200 - services (1)

(1) Per the terms of the underlying twelve and one half month agreement, the certificates are being held in escrow and transferred to the public and communications firm in 100,000 increments on a monthly basis as services are performed.

ITEM 11              DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a summary of information concerning our capital stock. The summary below does not purport to be complete statements of the relevant provisions of our Amended and Restated Certificate of Incorporation or of our By-Laws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our Amended and Restated Certificate of Incorporation and By-Laws are included as exhibits to our Form 10.

Authorized and Outstanding Shares, Options and Warrants

Our authorized capital stock consists of 100,000,000 shares, of which 80,000,000 shares are designated as common stock, par value $0.0001 per share, and 20,000,000 shares are designated as preferred stock, par value $0.0001 per share.

As of November 1, 2010, we had approximately 229 stockholders of record. As of November 1, 2010, we had issued and outstanding 34,932,543 shares of common stock.  As of November 1, 2010, we had not issued any shares of preferred stock.

As of November 1, 2010, there were no outstanding options or warrants to purchase our common stock.

Holders of common stock are entitled to one vote for per share for the election of directors and all other matters submitted to a vote of our stockholders. Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our board out of funds legally available therefor. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock. Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting rights with respect to the election of directors. All outstanding common stock issued is fully paid and nonassessable.

Preferred Stock

Under the terms of our Amended and Restated Certificate of Incorporation, our board will be authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”), and by our Amended and Restated Certificate of Incorporation, to issue preferred stock in one or more series without stockholder approval. Our board will have the discretion, subject to limitations prescribed by the DGCL and by our Amended and Restated Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-takeover Effects of our Amended and Restated Certificate of Incorporation and By-Laws and Delaware Law

Provisions of our Amended and Restated Certificate of Incorporation and By-Laws and of Delaware law could make the following more difficult:

•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of ZYTO to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Exclusive Right to Fix Size of Board of Directors and to Fill Vacancies

Our Amended and Restated Certificate of Incorporation and By-Laws provide that the number of directors in our board shall initially be not less than five, nor more than nine. Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in our board resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the stockholders) will be filled by a majority of our board then in office.

Elimination of Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation and By-Laws expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or special meeting of our stockholders.

Special Stockholder Meetings

Our Amended and Restated Certificate of Incorporation and By-Laws provide that only our board or such person or persons designated by our board may call special meetings of our stockholders.

Delaware Anti-takeover Law

Upon the distribution, we will be governed by Section 203 of the DGCL. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

●	prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or
●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●
at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3  percent of the outstanding voting stock that is not owned by the interested stockholder. The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder; or
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10.0 percent or more of the assets of the corporation to or with the interested stockholder; or
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder; or
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15 percent or more of the outstanding voting stock of the corporation; or
•
an affiliate or associate of the corporation who was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our Amended and Restated Certificate of Incorporation or  By-Laws, elect not to be governed by this section, effective 12 months after adoption.

Our Amended and Restated Certificate of Incorporation and By-Laws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Our Amended and Restated Certificate of Incorporation and By-Laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our Amended and Restated Certificate of Incorporation of undesignated preferred stock makes it possible for our board to issue shares of our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provisions in our Amended and Restated Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Transfer Agent and Registrar

The transfer agent for our common stock is OTC Stock Transfer, Inc. Their address is 231 East 2100 South, Salt Lake City, Utah. Their telephone number is (801) 485-5555.

ITEM 12              INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Certificate of Incorporation provide that, to the fullest extent permitted by Delaware law, we shall indemnify our officers and directors. Our Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of By-Laws, approval of agreements or by any other manner approved by the Board of Directors.

Our Amended and Restated Certificate of Incorporation also provide that, to the fullest extent permitted by Delaware law and subject to our Amended and Restated By-Laws, except for certain egregious conduct, our directors and officers shall not be liable to ZYTO or its stockholders for damages for their conduct or omissions as directors or officers.

We are required to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer. In addition, our Amended and Restated By-Laws provide that we may purchase director and officer insurance to protect officers and directors against loss whether or not it would be able to indemnify the officers and directors against such loss.

The provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws are limited by Delaware law. Delaware law permits a corporation to indemnify its present or former directors and officers, employees and agents made a party, or threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

•	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and
•	with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; and
•	if an officer or director, did not violate fiduciary duties in a manner involving intentional misconduct, fraud, or a knowing violation of law.

In a derivative action, or an action by or in the right of ZYTO, we are permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they;

•	acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation; and
•	if an officer or director, did not violate fiduciary duties in a manner involving intentional misconduct, fraud, or a knowing violation of law.

However, in such a case, no indemnification shall be made if the person is adjudged liable to ZYTO, unless and only to the extent that, the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to us.  Indemnification is mandatory if the person is successor on the merits or otherwise in defense of any action, suit or proceeding referred to above. Discretionary indemnification is permitted only if approved by the Board of Directors by majority vote.

The Delaware corporate law allows us to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification.

ITEM 13              FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Before the filing of this registration statement on Form 10, we were not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.  Upon effectiveness of this registration statement, we will file annual and quarterly reports with the Securities and Exchange Commission (“SEC”).

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N. E., Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We are an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding our company that may be viewed at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Quarter Ended September 30, 2010

Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009 (Unaudited)	F-1
Condensed Consolidated Statements of Operations for the three months ended September 30, 2010 and 2009 and for the nine months ended September 30, 2010 and 2009 (Unaudited)	F-2
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (Unaudited)	F-3
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-4

CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2009 and 2008

ITEM 14	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our principal accountants and auditors are Hansen, Barnett & Maxwell, P.C. (“HBM”). We engaged HBM as our principal accountant for the purposes of auditing our financial statements in 2007. At the time of the initial engagement, HBM audited our financial statements for the fiscal years ended December 31, 2005 and December 31, 2006. There are not and have not been any disagreements between us and HBM on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15	FINANCIAL STATEMENTS AND EXHIBITS

1)	Financial Statements

The following financial statements are included in and filed as part of this registration statement on Form 10.

 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Quarter Ended September 30, 2010

Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009 (Unaudited)	F-1
Condensed Consolidated Statements of Operations for the three months ended September 30, 2010 and 2009 and for the nine months ended September 30, 2010 and 2009 (Unaudited)	F-2
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (Unaudited)	F-3
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-4

CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2009 and 2008

2)	Exhibits

The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibit No.	Exhibit Description

2.1*	Securities and Exchange Agreement dated as of September 6, 2006 by and among Quiver Corporation, ZYTO Corp and The Shareholders of ZYTO Corp
3.1*	Amended and Restated Certificate of Incorporation
3.2*	Amended and Restated By-Laws
10.1*	Bill of Sale and Assignment dated January 28, 2008 between InteMedica, LLC and ZYTO Corp
10.2*	Inventory Purchase, Continuing Business Operations and Product Licensing Agreement dated January 28, 2008 between InteMedica, LLC and ZYTO Corp
10.3*	Shareholders Agreement of InteMedica (Shanghai) Investment Limited dated December 6, 2008
10.4*	Technology and Business Agreement dated December 11, 2008 between InteMedica (Shanghai) Investment Limited, SES Investment Limited, ZYTO Corp and ZYTO Technologies, Inc.
10.5*	Technology and Business Agreement Amendment dated September 21, 2009 between InteMedica (Shanghai) Investment Limited, SES Investment Limited, ZYTO Corp and ZYTO Technologies, Inc.
10.6*	Line of Credit Agreement dated October 26, 2007 between Zions First National Bank and ZYTO Corp
10.7*	Promissory Note dated December 1, 2009 between Vaughn R and Kathryn C. Cook Foundation and ZYTO Technologies, Inc.
10.8*	Amended and Restated Promissory Note dated January 1, 2010 between Vaughn R Cook and ZYTO Technologies, Inc.
10.9*
Services Agreement dated March 19, 2008 between IntegraCore, LLC and ZYTO Corp for various fulfillment services, which includes services relating to procurement, warehousing, ordering, processing, and shipping

10.10*	Master Lease Agreement dated July 16, 2009 between Directpointe Financial Services and ZYTO Corp
10.11*	Office Lease Agreement dated October 22, 2009 between EsNet Properties, L.C. and ZYTO Corp for the premises located at 387 South 520 West, Ste. 200, Lindon, UT 84042
10.12*	Public Relations and Advertising Agreement dated June 15, 2010 between Aquiline Group, Inc. and ZYTO Corp
10.13*	Promissory Note dated January 1, 2005 between Digital Health Corp. and Xito Corp.
10.14*	Letter dated January 1, 2007 from Digital Health Corp. assigning Vaughn R Cook full ownership of the remaining principal balance of $2,500,000.
10.15*	Consulting Agreement dated October 27, 2009 between Concentus Media and ZYTO Corp.
10.16	Strategic Marketing Partner Agreement dated March 25, 2010 between Biotics Research Corporation and ZYTO Technologies, Inc.
10.17	Strategic Marketing Partner Agreement dated March 9, 2010, 2010 between Nutri-West and ZYTO Technologies, Inc.
10.18	Strategic Marketing Partner Agreement dated March 22, 2010 between Premier Research Labs and ZYTO Technologies, Inc.
99.1*	E-Mail dated February 27, 2006 between Kathleen Hawker and Shaun Roundy regarding medical device status
99.2 *	The Use of CAM in the United States (https://nccam.nih.gov/news/camstats/2007/camsurvey_fsl.htm)
99.3 *	USA Today, Health and Behavior (http://www.usatoday.com/news/health/2002-08-04-lifecoach_x.htm)
99.4*	Overview of the Nutritional Supplements Market (http://www.glgroup.com/news/overview-of-the-nutritional-supplements-market-20182.html)
99.5*	2009 Direct Selling Worldwide Corporate Philanthropy Report (http://www.wfdsa.org/press/pdfs/PR.pdf - Executive Summary, 2009 Report)
99.6*	Direct Selling Association (http://dsa.org/research/industry-statistics/)
99.7*	Physicians Supplementing Income through Nutritional Supplement Sales (http://www.gordonhester.com/?p=315)

*Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYTO Corp
By: /s/ Vaughn R Cook
Vaughn R Cook
Chief Executive Officer

ZYTO CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$27,034	$50,289
Accounts receivable, net of allowance for doubtful accounts of $26,698 and $14,262, respectively	268,973	197,957
Notes receivable related party	30,937	31,737
Prepaid expenses	42,514	33,047
Inventories	99,387	192,164
Other current assets	12,400	14,243

Total current assets	481,245	519,437

Property and Equipment, net of accumulated depreciation of $169,237 and $128,088, respectively	153,629	96,777
Technology (See Note 9)	202,818	101,301
Long Term Investment	50,000	38,699

Total assets	$887,692	$756,214

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$395,455	$325,652
Accounts payable related party	6,075	72,523
Accrued expenses	116,499	68,845
Accrued interest related party	276,847	277,069
Line of credit	100,000	100,000
Short-term related party note payable	47,702	90,373
Short-term note payable	5,030	40,821
Deferred revenue	15,149	25,229
Warranty reserve	8,476	8,476

Total current liabilities	971,233	1,008,988

Related Party Note Payable, net of discount of $289,708 and $0, respectively	2,210,292	2,500,000

Deferred Income Tax Liability	9,095	9,095

Total liabilities	3,190,620	3,518,083

STOCKHOLDERS' DEFICIT
Common stock, par value $.0001 per share, 80,000,000 shares authorized and 34,932,543 and 30,662,543 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	3,493	3,066
Additional paid-in capital	5,168,819	4,590,549
Subscriptions receivable	(2,000)	(2,000)
Accumulated deficit	(7,473,239)	(7,353,484)

Total stockholders' deficit	(2,302,927)	(2,761,869)

Total liabilities and stockholders' deficit	$887,692	$756,214

ZYTO CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues, net	$1,052,266	$1,106,259	$2,963,098	$2,347,603
Cost of Sales	93,546	96,434	232,192	197,564

Gross Profit	958,720	1,009,825	2,730,906	2,150,039

Operating Expenses:
Selling and marketing expenses	551,609	479,007	1,385,017	939,385
General and administrative expenses	375,389	243,996	1,123,027	659,999
Research and development expenses	19,262	1,913	95,844	74,473

Total operating expenses	946,260	724,916	2,603,888	1,673,857

Income (Loss) from operations	12,460	284,909	127,018	476,182

Other Expense:
Interest expense	(88,809)	(40,736)	(246,774)	(133,533)

Total other expense	(88,809)	(40,736)	(246,774)	(133,533)

Loss before Income Taxes	(76,349)	244,173	(119,756)	342,649

Income Tax Provision	-	-	-	-

Net Income (Loss)	$(76,349)	$244,173	$(119,756)	$342,649

Basic and Diluted Earnings (Loss) Per Share	$(0.00)	$0.01	$(0.00)	$0.01

Basic and Diluted Weighted Average Shares Outstanding	34,932,543	30,662,546	33,669,933	29,684,605

ZYTO CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities:
Net income/(loss)	$(119,756)	$342,649
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	41,148	27,945
Stock based compensation	149,055	20,000
Changes in operating assets and liabilities:
Accounts receivable	(71,016)	(143,479)
Inventories	92,778	94,137
Prepaid expenses	(9,467)	(23,607)
Other current assets	1,843	(48,236)
Accounts payable	69,803	(142,987)
Accounts payable related party	3,486	10,873
Accrued expenses	47,654	(662)
Accrued interest related party	69,778	57,268
Deferred revenue	(10,080)	3,925

Net cash provided by operating activities	265,226	197,827

Cash Flows from Investing Activities:
Purchase of equipment	(98,000)	(58,280)
Purchase of technology	(101,517)	(75,026)
Long term investment	(11,301)	(29,699)
Proceeds from related party notes receivable	800	-

Net cash used in investing activities	(210,018)	(163,005)

Cash Flows from Financing Activities:
Principal payments on related party notes	(42,671)	(44,549)
Proceeds from notes payable	-	63,818
Principal payments on notes payable	(35,791)	(12,797)
Proceeds from line of credit	50,000	-
Principal payments on line of credit	(50,000)	(50,000)

Net cash used in financing activities	(78,462)	(43,528)

Net Decrease in Cash	(23,255)	(8,707)

Cash, Beginning of Period	50,289	28,998

Cash, End of Period	$27,034	$20,291

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	91,157	76,264
Conversion of accrued interest to common stock	-	15,000
Conversion of accrued interest for exercise of warrants	70,000	-
Conversion of debt to common stock	69,934	-

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.  Organization and Business Activity

Organization – Our Company consists of ZYTO Corp (a Delaware corporation, formerly known as Quiver Corporation (Quiver)) and its wholly owned subsidiary, ZYTO Technologies, Inc. (a Nevada corporation).

On September 12, 2005 Xito Corp (which was incorporated in Nevada on December 30, 2004) changed its name to ZYTO Corp.

On September 7, 2006 the founder of ZYTO Corp (a Nevada corp.) entered into a share exchange agreement with Quiver. At the date of the share exchange agreement, Quiver had no assets or liabilities and had 12,774,748 shares issued and outstanding. Per the share exchange agreement, ZYTO Corp (a Nevada corp.) exchanged 10,469,500 shares (which represented 100% of the shares issued and outstanding of ZYTO Corp (a Nevada corp.)) for 5,234,750 shares of Quiver on a 2-for-1 exchange basis. As part of the same transaction the majority Owner of ZYTO Corp (a Nevada corp.) also exchanged 300,000 shares of an unrelated entity for 8,020,000 shares of Quiver. As a result, the shares issued to ZYTO Corp (a Nevada corp.) and its majority Owner represented a controlling interest, and the transaction has been accounted for as a reverse merger with ZYTO Corp (a Nevada corp.) being considered the acquirer for accounting purposes. Accordingly, our historical consolidated financial statements include the results of operations and cash flows of ZYTO Corp (a Nevada corp.), and the consolidated operations and cash flows of Quiver subsequent to September 7, 2006.

Also, on September 7, 2006, Quiver changed its name to ZYTO Corp (a Delaware corporation).

On April 20, 2007, ZYTO Corp (a Nevada corp.) changed its name to ZYTO Technologies, Inc.

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries at September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009 reflect all adjustments (consisting of only normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the condensed consolidated financial position and results of operations of the Company for the periods presented in accordance with accounting principles generally accepted in the United States of America.

The accompanying unaudited consolidated interim financial statements have been condensed pursuant to the rules and regulations of the Securities and Exchange Commission; therefore, certain information and disclosures generally included in financial statements have been omitted.  The financial position and results of operations of the interim periods presented are not necessarily indicative of the results to be expected for the year ended December 31, 2010.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Business Activity – Our operations consist of the manufacturing and distribution of bio-communication devices and software designed to facilitate communication between computers and the human body.

On December 31, 2009, we dissolved our wholly owned subsidiary, ZYTO Health, Inc. (a Utah corporation).  This subsidiary engaged in the distribution of nutritional supplements.

Business Condition – For the three months ended September 30, 2010 and 2009, we achieved sales revenues of $1,052,266 and $1,106,259 which resulted in a net loss of $76,349 and net income of $244,173.  For the nine months ended September 30, 2010 and 2009, we achieved sales revenues of $2,963,098 and $2,347,603 which resulted in a net loss of $119,756 and net income of $342,649.  We have operated with net losses historically and have an accumulated deficit of $7,473,239 as of September 30, 2010. We had positive cash flows from operating activities of $265,226 and $197,827 for the nine months ended September 30, 2010 and 2009, respectively.

Note 2.   Summary of Significant Accounting Policies

This summary of significant accounting policies of ZYTO Corp and Subsidiaries is presented to assist in understanding our consolidated financial statements.  The consolidated financial statements and notes are representations of our management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation – The accompanying unaudited condensed consolidated financial statements include our accounts, and those of our subsidiaries in which we have a controlling financial interest. All significant intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates – In preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

Revenue Recognition – We recognize revenue from customers upon the delivery of the system hardware.  At the time payment is received, the system hardware is shipped and the customer receives an e-mail which includes a link to download the software.  Upon shipment, the customer has no right of return and the transaction is final.  Thirty days from the date of purchase, the customer is required to pay a monthly subscription fee in order for the software to remain active.  Subscription revenue is recognized upon the performance of services.  In the event the customer cancels their monthly subscription or the monthly subscription fee is not received, the software automatically deactivates and the equipment is no longer functional.

Revenues are shown net of any related sales or use taxes for sales transactions where applicable.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Accounts Receivable – Accounts receivable represent monies due to us for products sold and services rendered and are considered current. We periodically review accounts receivable for amounts considered uncollectible and are shown net of an allowance for doubtful accounts of $26,698 and $14,262 at September 30, 2010 and December 31, 2009.

Advertising – Advertising costs attributable to revenues generated during the current period are expensed as incurred and were $51,193 and $112,343 for the three months ended September 30, 2010 and 2009, and $231,800 and $157,979 for the nine months ended September 30, 2010 and 2009.

Recent Accounting Pronouncements – In June 2009, the Financial Accounting Standards Board (FASB), issued accounting guidance on the consolidation of variable interest entities (VIEs). This new guidance revises previous guidance by eliminating the exemption for qualifying special purpose entities, by establishing a new approach for determining who should consolidate a variable-interest entity and by changing when it is necessary to reassess who should consolidate a variable-interest entity.  This guidance is effective at the beginning of the first fiscal year beginning after November 15, 2009. Early application is not permitted.  The adoption of this accounting guidance does not have a material impact on our consolidated financial statements.

In October 2009, the FASB issued accounting guidance which changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non software components that function together to deliver the tangible product's essential functionality are excluded from the software revenue recognition guidance given prior to this new guidance. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance.  This guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this accounting guidance is not expected to have a material impact on our consolidated financial statements.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In January 2010, the FASB issued guidance requires an entity to disclose the following:

•	Separately disclose the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe reasons for the transfers.

•
Present separately information about purchases, sales, issuances and settlements, on a gross basis, rather than on one net number, in the reconciliation for fair value measurements using significant unobservable inputs (Level 3).

•	Provide fair value measurement disclosures for each class of assets and liabilities.

•
Provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for fair value measurements that fall in either Level 2 or level 3.

This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010. The adoption of this accounting guidance is not expected to have a material impact on our consolidated financial statements.

Note 3.  Long Term Investment

In December 2008, we entered into a joint venture with InteMedica (Shanghai) Investment Limited and SES Investment Limited to advance our technology in the People’s Republic of China.  As part of the joint venture, we contributed technology in the form of software and hardware and a capital contribution amount of $50,000 as of September 30, 2010.  The other parties contributed technology, operating and marketing experience in the People’s Republic of China and a capital contribution amount of $1,200,000.  We own a 15 percent interest in the joint venture.

On September 21, 2009, the parties amended certain provisions of the agreement to pay us a royalty of 15 percent of revenue received related to hardware, software and subscription sales attributable to our intellectual property.  As of September 30, 2010, we had not recognized any revenue as a result of the joint venture.

Goodwin Wang, a member of our Board of Directors from March 2007 through August 2010, owns 60 percent of SES Investment Limited.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 4. Inventory

Inventory consists of the following as of September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009
Raw Materials	$6,577	$40,230
Finished Goods	92,810	151,934
	$99,387	$192,164

During the year ended 2008, we entered into an agreement with a third party fulfillment center to manage all services relating to procurement, warehousing, ordering, processing, and shipping of inventory.  As part of the agreement, all inventory is considered collateral against any outstanding debt.

Note 5. Property and Equipment

Property and equipment consists of the following as of September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009
Computer equipment	$128,554	$105,661
Furniture and fixtures	93,165	21,302
Production equipment	61,185	57,940
Software	39,962	39,962
	322,866	224,865
Accumulated depreciation	(169,237)	(128,088)
	$153,629	$96,777

Depreciation expense for the three months ended September 30, 2010 and 2009 was $14,420 and $10,153, and $41,148 and $27,945 for the nine months ended September 30, 2010 and 2009.

Note 6. Line of Credit

During the year ended December 31, 2007, we entered into a line of credit with a financial institution for $100,000.  As of September 30, 2010, the amount drawn on the line totaled $100,000.  The interest rate to be applied to the unpaid principal balance during the term is 2 percentage points over the index, resulting in a rate of 5.25% per annum at September 30, 2010.  The entire principal balance and any accrued and unpaid interest was due on October 25, 2010.  We are currently in the process of obtaining a one year extension with our financial institution.  We will continue to make monthly interest only payments.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 7. Notes Payable

On February 4, 2009, we issued a note payable in the amount of $11,188 to our landlord.  We retired the note on April 27, 2010.

On July 16, 2009, we purchased assets in exchange for a note of $52,360.  We are making monthly payments of $3,400.

Notes payable consist of the following as of September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009
Unsecured note payable, 0% interest,
due on demand	$-	$5,191

Secured note payable, 0% interest,
monthly payments of $3,400, final payment
due November, 2010	5,030	35,630

	$5,030	$40,821

Note 8. Related Party Notes Payable

On January 1, 2005, we issued a note payable in the amount of $5,000,000 to Vaughn R Cook, Chairman and CEO, for intellectual property, consisting of the license to develop the Hand Cradle and Tower, the initial software package, and the methods of programming Virtual Stimulus Items.  During the year ended December 31, 2005, we expensed the purchased assets and classified the expense as research and development costs.  During the year ended December 31, 2005, we recognized a discount of $463,753, using an effective interest rate of 5 percent.  We amortized this discount by recognizing interest expense of $232,076 and $231,677 during the years ended December 31, 2006 and 2005, respectively.  Per the terms of the agreement, interest began to accrue at an effective interest rate of 5 percent as of January 1, 2007 and the note was scheduled to mature on December 31, 2009.  In November 2006, Dr. Cook converted $2,500,000 to common stock at a per share price of $0.50.  The shares were issued to the Vaughn R and Kathryn C. Cook Foundation.  On January 1, 2010, we executed an amended promissory note with Dr. Cook, extending the maturity date to December 31, 2012 and increasing the interest rate from 5 percent to 7 percent per annum.  On February 2, 2010, we granted a warrant to purchase 1,750,000 shares of common stock to Dr. Cook in exchange for the amended terms. This warrant had an exercise price of $0.04 per share and was exercisable through January 30, 2011. This warrant was valued at $375,547 using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 0.30%, dividend yield of 0.0%, volatility of 199% and an expected life of 1 year.  On February 3, 2010, Dr. Cook exercised the warrant for 1,750,000 shares of common stock.  Accordingly, the warrant value of $375,547 will be recognized as interest expense over the length of the amended promissory note.  As payment for the exercise, Dr. Cook converted accrued interest of $70,000 due from us on outstanding notes. We recognized interest expense from the amended promissory note of $44,108 and $31,508 for the three months ended September 30, 2010 and 2009, and $130,411 and $93,493 for the nine months ended September 30, 2010 and 2009.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

During the three months ended June 30, 2010, a prior interim period adjustment was made to properly account for the aforementioned warrant value.  See Note 11, paragraph 4, for further explanation.

On January 28, 2008, a note payable was issued as part of the InteMedica, LLC acquisition. Per the terms of the $164,000 note, interest began to accrue at a rate of 3 percent per annum.  As of February 15, 2008, the interest rate increased to 36 percent per annum.  On August 1, 2009, we negotiated an interest rate adjustment from 36 percent to 12 percent per annum and agreed to monthly payments of $8,000 until paid.  During the three months ended September 30, 2010, we made principal payments totaling $5,139.  As of September 30, 2010, the note payable balance was $47,702 and accrued interest totaled $445.

Related party notes payable consist of the following as of September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009
Unsecured not payable to shareholder, interest at 5%,
principal and interest originally due December 31, 2009,
extended to December 31, 2012 with interest at 7%	$2,500,000	$2,500,000

Unsecured note payable to InteMedica, LLC,
interest at 12%, monthly payments of $8,000 until paid	47,702	81,570

Unsecured note payable to shareholder, interest at 7%,
principal and interest due June 30, 2010	-	8,803

Total related party notes payable	2,547,702	2,590,373
Less current portion	(47,702)	(90,373)
Long term portion	$2,500,000	$2,500,000

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 9. Technology

We capitalize all salaries and associated expenses relating to significant enhancements and upgrades to our proprietary software.  Technological feasibility is established once we have completed the planning, designing, coding and testing activities and we conclude that the software meets its design specifications including functions, features, and technical performance requirements.  We capitalized $52,956 and $32,567 during the three months ended September 30, 2010 and 2009, and $101,517 and $75,026 during the nine months ended September 30, 2010 and 2009.  The software is expected to be complete and released during the first quarter of 2011.  Amortization will begin upon the completion and release of the software. The costs will be amortized over the useful life of the software.

Note 10. Commitments and Contingencies

Operating Leases – We are obligated under certain non-cancelable operating leases for the rental of office space.  Total lease expense for the three months ended September 30, 2010 and 2009 was $31,429 and $15,831, and $84,591 and $48,693 for the nine months ended September 30, 2010 and 2009.  Future minimum lease payments under non-cancelable operating leases are as follows:

2010	$104,763
2011	128,858
2012	132,753
2013	136,734
Total minimum payments	$503,108

Note 11. Equity

During the year ended December 31, 2009, we entered into a verbal agreement with a public relations firm to provide public and financial communication services.  As compensation for services, two shareholders transferred a total of 1,170,000 shares of unrestricted common stock on behalf of us.  The shares were valued at approximately $0.06 per share.  Accordingly, we recorded two payables to reimburse the two shareholders.  On February 24, 2010, we satisfied the note payables by issuing 1,170,000 shares of restricted common stock to the shareholders.

On February 1, 2010, we entered into a subsequent agreement with the public relations firm retained in 2009 to provide public and financial communication services.  The agreement was for a period of 90 days.  As compensation for services, we agreed to remit on a monthly basis $15,000 in cash along with 50,000 shares of restricted common stock.  Accordingly, for the nine months ended September 30, 2010, we issued 150,000 shares of common stock.  The shares were valued at $0.24 per share.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On February 2, 2010, we granted a warrant to purchase 1,750,000 shares of common stock to Vaughn R Cook, Chairman and CEO, in exchange for the amended and restated terms. This warrant had an exercise price of $0.04 per share and was exercisable through January 30, 2011. This warrant was valued at $375,547 using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 0.30%, dividend yield of 0.0%, volatility of 199% and an expected life of 1 year.  On February 3, 2010, Dr. Cook exercised the warrant for 1,750,000 shares of common stock.  Accordingly, the warrant value of $375,547 will be recognized as interest expense over the length of the amended promissory note.  As payment for the exercise, Dr. Cook converted accrued interest due from us on outstanding notes.

On June 15, 2010, we entered into an additional subsequent agreement with the public relations firm retained in 2009 and 2010 to provide public and financial communication services.  The agreement is for a period of twelve and one half months.  As compensation for services, we issued 1,200,000 shares of restricted common stock.  The certificates are being held in escrow and transferred to the public communications firm in 100,000 increments on a monthly basis as services are performed.  The shares will be valued at $0.081, resulting in a total contract value of $97,200.  This amount will be expensed over the life of the agreement.

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ZYTO Corp

We have audited the accompanying consolidated balance sheets of ZYTO Corp and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZYTO Corp and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit, and negative working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
April 8, 2010

ZYTO CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$50,289	$28,998
Accounts receivable, net of allowance for doubtful accounts
of $14,262 and $69,532, respectively	197,957	96,499
Notes receivable related party	31,737	-
Prepaid expenses	33,047	8,839
Inventories	192,164	304,352
Other current assets	14,243	12,133

Total current assets	519,437	450,821

Property and Equipment, net of accumulated depreciation
of $128,088 and $87,810, respectively	96,777	60,514
Technology, net of accumulated amortization
of $0 and $0, respectively	101,301	-
Long Term Investment	38,699	-

Total assets	$756,214	$511,335

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$325,652	$434,553
Accounts payable related party	72,523	13,036
Accrued expenses	68,845	34,004
Accrued interest related party	277,069	239,277
Line of credit	100,000	100,000
Short-term related party note payable	90,373	2,648,078
Short-term note payable	40,821	-
Deferred revenue	25,229	-
Warranty reserve	8,476	8,476

Total current liabilities	1,008,988	3,477,423

Related Party Note Payable	2,500,000	-

Deferred Income Tax Liability	9,095	2,142

Total liabilities	3,518,083	3,479,566

STOCKHOLDERS' DEFICIT
Common stock, par value $.0001 per share, 80,000,000
shares authorized and 30,662,546 and 28,912,546 shares issued and
outstanding at December 31, 2009 and 2008, respectively	3,066	2,891
Additional paid-in capital	4,590,549	4,555,724
Subscriptions receivable	(2,000)	(2,000)
Accumulated deficit	(7,353,484)	(7,524,846)

Total stockholders' deficit	(2,761,869)	(2,968,231)

Total liabilities and stockholders' deficit	$756,214	$511,335

ZYTO CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008

Revenues, net	$3,206,148	$1,937,853

Cost of Sales	275,281	399,598

Gross Profit	2,930,867	1,538,255

Operating Expenses:
Selling and marketing expenses	1,298,872	1,071,062
General and administrative expenses	1,068,749	976,403
Research and development expenses	186,291	344,691

Total operating expenses	2,553,912	2,392,156

Income (Loss) from operations	376,955	(853,901)

Other Income (Expense):
Interest expense	(198,640)	(216,862)

Total other income (expense)	(198,640)	(216,862)

Income (Loss) before Income Taxes	178,315	(1,070,763)

Income Tax Provision	(6,953)	1,261

Net Income (Loss)	$171,362	$(1,069,502)

Basic and Diluted Earnings (Loss) Per Share	$0.01	$(0.04)

Basic and Diluted Weighted Average Shares Outstanding	29,928,984	27,593,217

ZYTO CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2009

			Additional
	Common Stock		Paid-in	Accumulated	Subscriptions
	Shares	Amount	Capital	Deficit	Receivable	Total

Balance at December 31, 2007	25,133,169	$2,514	$4,200,582	$(6,455,344)	$(124,500)	$(2,376,748)

Issuance of common stock for:
Cash	2,540,491	254	216,657	-	-	216,911
Services	934,166	93	97,994	-	-	98,087
Interest	143,400	14	15,043	-	-	15,057
Acquisition of InteMedica, LLC	100,000	10	117,990	-	-	118,000

Conversion of debt to equity	246,320	25	27,439	-	-	27,464

Cancellation of subscription agreement	(185,000)	(19)	(127,481)	-	122,500	(5,000)

Expense deferred directors compensation	-	-	7,500	-	-	7,500

Net loss	-	-	-	(1,069,502)	-	(1,069,502)

Balance at December 31, 2008	28,912,546	$2,891	$4,555,724	$(7,524,846)	$(2,000)	$(2,968,231)

Issuance of common stock for:
Services	1,000,000	100	19,900	-	-	20,000

Conversion of debt to equity	750,000	75	14,925	-	-	15,000

Net Income	-	-	-	171,362	-	171,362

Balance at December 31, 2009	30,662,546	$3,066	$4,590,549	(7,353,484)	$(2,000)	(2,761,869)

ZYTO CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net income/(loss)	$171,362	$(1,069,502)
Adjustments to reconcile net loss to net
cash used by operating activities:
Depreciation	40,278	38,788
Issuance of common stock as payment of interest	-	15,057
Issuance of common stock as compensation for services	20,000	105,587
Amortization of imputed related party interest expense	-	154,448
Changes in operating assets and liabilities:
Accounts receivable	(101,458)	85,326
Inventories	112,188	(17,467)
Prepaid expenses	(15,575)	74,432
Other current assets	(12,743)	(4,845)
Accounts payable	(108,899)	323,252
Accounts payable related party	59,487	9,805
Accrued expenses	42,280	(114,127)
Income taxes payable	(487)	(1,261)
Accrued interest related party	52,792	131,122
Deferred revenue	25,229	25,719

Net cash provided by (used in) operating activities	284,454	(243,666)

Cash Flows from Investing Activities:
Purchase of equipment	(76,541)	(10,163)
Purchase of technology	(101,301)	-
Long term investment	(38,699)	-
Loan to related party	(29,737)	(2,000)

Net cash used in investing activities	(246,278)	(12,163)

Cash Flows from Financing Activities:
Proceeds from the issuance of common stock	-	216,911
Proceeds from related party notes	8,803	96,350
Principal payments on related party notes	(66,509)	(70,709)
Proceeds from notes payable	63,818	-
Principal payments on notes payable	(22,997)	-

Net cash provided by (used in) financing activities	(16,885)	242,552

Net Increase (Decrease) in Cash	21,291	(13,277)

Cash, Beginning of Year	28,998	42,275

Cash, End of Year	$50,289	$28,998

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	145,847	65,860
Cancelled subscriptions receivable	-	122,500
Issuance of common stock	-	118,000
Conversion of accrued interest into common stock	15,000	-
Conversion of debt	-	27,464

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 1.  Organization and Business Activity

Organization – Our Company consists of ZYTO Corp (a Delaware corporation, formerly known as Quiver Corporation (Quiver)) and its wholly owned subsidiaries, ZYTO Technologies, Inc. (a Nevada corporation), and ZYTO Health, Inc. (a Utah corporation).

On September 12, 2005 Xito Corp (which was incorporated in Nevada on December 30, 2004) changed its name to ZYTO Corp.

On September 7, 2006 the founder of ZYTO Corp (a Nevada corp.) entered into a share exchange agreement with Quiver. At the date of the share exchange agreement, Quiver had no assets or liabilities and had 12,774,748 shares issued and outstanding. Per the share exchange agreement, ZYTO Corp (a Nevada corp.) exchanged 10,469,500 shares (which represented 100% of the shares issued and outstanding of ZYTO Corp (a Nevada corp.)) for 5,234,750 shares of Quiver on a 2-for-1 exchange basis. As part of the same transaction the majority Owner of ZYTO Corp (a Nevada corp.) also exchanged 300,000 shares of an unrelated entity for 8,020,000 shares of Quiver. As a result, the shares issued to ZYTO Corp (a Nevada corp.) and its majority Owner represented a controlling interest, and the transaction has been accounted for as a reverse merger with ZYTO Corp (a Nevada corp.) being considered the acquirer for accounting purposes. Accordingly, our historical consolidated financial statements include the results of operations and cash flows of ZYTO Corp (a Nevada corp.), and the consolidated operations and cash flows of Quiver subsequent to September 7, 2006.

Also, on September 7, 2006, Quiver changed its name to ZYTO Corp (a Delaware corporation).

On April 20, 2007, ZYTO Corp (a Nevada corp.) changed its name to ZYTO Technologies, Inc.

Business Activity – Our operations consist of the manufacturing and distribution of bio-communication devices and software designed to facilitate communication between computers and the human body.

On December 31, 2009, we dissolved our wholly owned subsidiary, ZYTO Health, Inc. (a Utah corporation).  This subsidiary engaged in the distribution of nutritional supplements.

Business Condition – As of December 31, 2009 and 2008, we had an accumulated deficit of $7,353,484 and $7,524,846, respectively. In addition, during the years ended December 31, 2009 and 2008, we recognized net income of $171,362 and a net loss of $1,069,502, respectively. We had positive cash flows from operating activities of $284,454 and negative cash flows from operating activities of $243,666 for the years ended December 31, 2009 and 2008, respectively.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

These factors raise concerns about our ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.  To ensure continued profits, we intend to focus on customer retention and expanding our customer base.

Note 2.  Summary of Significant Accounting Policies

This summary of significant accounting policies of ZYTO Corp and Subsidiaries is presented to assist in understanding our consolidated financial statements.  The consolidated financial statements and notes are representations of our management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation – The consolidated financial statements include our accounts and those of our subsidiaries in which we have a controlling financial interest. Accounting standards require us to consolidate any variable interest entities for which we are the primary beneficiary; however, as of December 31, 2009 there were none. All significant intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates – In preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

Revenue Recognition – We recognize revenue from customers upon the delivery of the system hardware.  At the time payment is received, the system hardware is shipped and the customer receives an e-mail which includes a link to download the software.  Upon shipment, the customer has no right of return and the transaction is final.  Thirty days from the date of purchase, the customer is required to pay a monthly subscription fee in order for the software to remain active.  Subscription revenue is recognized upon the performance of services.  In the event the customer cancels their monthly subscription or the monthly subscription fee is not received, the software automatically deactivates and the equipment is no longer functional.

Revenues are shown net of any related sales or use taxes for sales transactions where applicable.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Cash and Cash Equivalents – We consider all highly-liquid, short-term investments with an original maturity of three months or less to be cash equivalents. All cash balances as of December 31, 2009 and 2008 were in bank accounts that are federally insured.

Accounts Receivable – Accounts receivable represent monies due to us for products sold and services rendered and are considered current. We periodically review accounts receivable for amounts considered uncollectible and are shown net of an allowance for doubtful accounts of $14,262 and $69,532 at December 31, 2009 and 2008, respectively.

Concentration of Credit Risk – Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of trade receivables.

In the normal course of business, we provide credit terms to our customers.  Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

Inventories – Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.  Inventories consist of raw materials and finished goods and total $192,164 and $304,352 at December 31, 2009 and 2008.  There is no reserve for obsolescence in either year.

Property and Equipment – Property and equipment are stated at cost less accumulated depreciation.  Depreciation is determined using the straight-line method over the estimated useful lives of the assets, ranging from 2 to 20 years.  Maintenance and repairs are expensed when incurred and betterments are capitalized.  Gains and losses on the sale or disposition of property and equipment are reflected in the statement of operations.

Shipping and Handling – Shipping and handling billed to customers is recorded as revenue. Shipping and handling costs are included in cost of goods sold.

Advertising – Advertising costs attributable to revenues generated during the current period are expensed as incurred and were $74,246 and $8,560 for the years ended December 31, 2009 and 2008, respectively.

Warranty Reserve – We have established a reserve based on management’s estimation of costs related to the repair and replacement of defective parts and equipment sold under warranty.  This estimate is based on historical rates of defective products. The reserve, net of related repair costs at December 31, 2009 and 2008, is $8,476 and $8,476, respectively. There have been no material warranty claims.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Income Taxes – Deferred taxes are computed using the asset and liability method.  Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred tax assets are not recognized unless it is more likely than not that the asset will be realized in future years.

Reclassification – Certain 2008 amounts have been reclassified for ease of comparison on the consolidated financial statements.  This has resulted in no change to the consolidated statements of operations or stockholders’ deficit.

Recent Accounting Pronouncements – In June 2009, the Financial Accounting Standards Board (FASB), issued accounting guidance on the consolidation of variable interest entities (VIEs). This new guidance revises previous guidance by eliminating the exemption for qualifying special purpose entities, by establishing a new approach for determining who should consolidate a variable-interest entity and by changing when it is necessary to reassess who should consolidate a variable-interest entity.  This guidance will be effective at the beginning of the first fiscal year beginning after November 15, 2009. Early application is not permitted.  The adoption of this accounting guidance is not expected to have a material impact on our consolidated financial statements.

In October 2009, the FASB issued accounting guidance which changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and nonsoftware components that function together to deliver the tangible product's essential functionality are excluded from the software revenue recognition guidance given prior to this new guidance. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance.  This guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this accounting guidance is not expected to have a material impact on our consolidated financial statements.

In January 2010, the FASB issued guidance requires an entity to disclose the following:

•	Separately disclose the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe reasons for the transfers.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

•
Present separately information about purchases, sales, issuances and settlements, on a gross basis, rather than on one net number, in the reconciliation for fair value measurements using significant unobservable inputs (Level 3).

•	Provide fair value measurement disclosures for each class of assets and liabilities.

•
Provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for fair value measurements that fall in either Level 2 or level 3.

This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010. The adoption of this accounting guidance is not expected to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued an amendment for determination of the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under authoritative accounting guidance for goodwill and other intangible assets. This guidance is intended to improve the consistency between the useful life of an intangible asset determined under the guidance for goodwill and other intangible assets and the period of expected cash flows used to measure the fair value of the asset under ASC 805 “Business Combinations” and other principles under GAAP. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this guidance does not have a material effect on our consolidated financial statements.

In May 2008, the FASB issued accounting guidance that identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP.  The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process.  The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.  The adoption of this guidance does not have a material impact on our consolidated financial statements.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

In September 2008, the FASB ratified accounting guidance that provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. This guidance is effective for the first reporting period beginning after December 15, 2008. The adoption of this accounting guidance does not have a material impact on our consolidated financial statements.

In October 2008, the FASB issued accounting guidance that clarified the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. This guidance was effective upon issuance, including prior periods for which financial statements had not been issued.  The adoption of this accounting guidance does not have a material impact on our consolidated financial statements.

In June 2006, the FASB issued accounting guidance which clarifies the accounting for uncertainty in tax positions. This guidance requires financial statement recognition of the impact of a tax position, if that position is more likely than not to be sustained on examination, based on the technical merits of the position. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings as of the beginning of the period of adoption. In December 2008, the FASB issued FASB Staff Position No. 48-3 which extended the effective date for certain non-public companies to fiscal years beginning after December 15, 2008.  The adoption of this guidance does not have a material impact on our consolidated financial statements.

Note 3.  Acquisition of InteMedica

On January 28, 2008, we entered into an agreement to purchase the inventory and continuing business operations of InteMedica, LLC, a company engaged in the distribution of nutritional supplements.  We issued a note payable for $164,000 and 100,000 shares of common stock to InteMedica, LLC for the purchase.  The 100,000 shares of common stock were issued at $1.18 per share, the fair value per share as of the date of the acquisition.  The purchase price of $282,000 was allocated based on fair value at $127,552 to inventory and $154,448 to goodwill. During the year 2008, we determined that the goodwill of $154,448 associated with this transaction was impaired.  As a result, the entire amount was expensed in 2008.  During 2009 we liquidated all the inventory associated with the acquisition and dissolved the wholly owned subsidiary as of December 31, 2009.  As of December 31, 2009, the note payable balance was $81,570 and accrued interest totaled $27.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

 Note 4.  Long Term Investment

In December 2008, we entered into a joint venture with InteMedica (Shanghai) Investment Limited and SES Investment Limited to advance our technology in the People’s Republic of China.  As part of the joint venture, we contributed technology in the form of software and hardware and a capital contribution amount of $38,699 as of December 31, 2009.  As part of the agreement, we are to contribute a total capital contribution amount of $50,000.  The other parties contributed technology, operating and marketing experience in the People’s Republic of China and a capital contribution amount of $1,200,000.  We own a 15 percent interest in the joint venture.

On September 21, 2009, the parties amended certain provisions of the agreement to pay us a royalty of 15 percent of revenue received related to hardware, software and subscription sales attributable to our intellectual property.  As of December 31, 2009, we had not recognized any revenue as a result of the joint venture.

Goodwin Wang, a member of our Board of Directors from March 2007 through August 2010, owns 60 percent of SES Investment Limited.

Note 5. Inventory

Inventory consists of the following as of December 31:

	2009	2008
Raw Materials	$40,230	$240,742
Finished Goods	151,934	63,610
	$192,164	$304,352

During the year ended 2008, we entered into an agreement with a third party fulfillment center to manage all services relating to procurement, warehousing, ordering, processing, and shipping of inventory.  As part of the agreement, all inventory is considered collateral against any outstanding debt.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 6.  Property and Equipment

Property and equipment consists of the following as of December 31:

	2009	2008
Computer equipment	$105,661	$61,357
Furniture and fixtures	21,302	21,302
Production equipment	57,940	46,090
Software	39,962	19,575
	224,865	148,324
Accumulated depreciation	(128,088)	(87,810)
	$96,777	$60,514

Depreciation expense for the years ended December 31, 2009 and 2008 was $40,278 and $38,788, respectively.

Note 7.  Line of Credit

During the year ended December 31, 2007, we entered into a line of credit with a financial institution for $100,000.  As of December 31, 2009, the amount drawn on the line totaled $100,000.  The interest rate to be applied to the unpaid principal balance during the term is 2 percentage points over the index, resulting in a rate of 5.25% per annum at December 31, 2009.  The entire principal balance and any accrued and unpaid interest is due on October 25, 2010.  We are required to make monthly interest-only payments.

Note 8.  Notes Payable

On February 4, 2009, we issued a note payable in the amount of $11,188 to our landlord.  We are making monthly payments and will retire the note by May, 2010.

On July 16, 2009, we purchased assets in exchange for a note of $52,360.  We are making monthly payments of $3,400.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Notes payable consist of the following as of December 31:

	2009	2008

Unsecured note payable, 0% interest,
due on demand	$5,191	$-

Secured note payable, 0% interest,
monthly payments of $3,400, final payment due
November, 2010	35,630	-
	$40,821	$-

Note 9.  Related Party Notes Payable

On January 1, 2005, we issued a note payable in the amount of $5,000,000 to Vaughn R Cook, Chairman and CEO, for intellectual property, consisting of the license to develop the Hand Cradle and Tower, the initial software package, and the methods of programming Virtual Stimulus Items.  During the year ended December 31, 2005, we expensed the purchased assets and classified the expense as research and development costs.  During the year ended December 31, 2005, we recognized a discount of $463,753, using an effective interest rate of 5 percent.  We amortized this discount by recognizing interest expense of $232,076 and $231,677 during the years ended December 31, 2006 and 2005, respectively.  Per the terms of the agreement, interest began to accrue at an effective interest rate of 5 percent as of January 1, 2007 and the note was scheduled to mature on December 31, 2009.  In November 2006, Dr. Cook converted $2,500,000 to common stock at a per share price of $1.00.  The shares were issued to the Vaughn R and Kathryn C. Cook Foundation.  On January 1, 2010, we executed an amended and restated promissory note with Dr. Cook, extending the maturity date to December 31, 2012 and increasing the interest rate from 5 percent to 7 percent per annum.  In exchange for the amended and restated terms, we issued Dr. Cook a warrant for 1,750,000 shares of our common stock at a per share price of $0.04 (See note 15).  We recognized interest expense of $125,000 and $125,342 for the years ended December 31, 2009 and 2008.  We dispersed interest payments totaling $81,506 and $0 for the years ended December 31, 2009 and 2008.

As discussed in Note 3, on January 28, 2008, a note payable was issued as part of the InteMedica, LLC acquisition. Per the terms of the $164,000 note, interest began to accrue at a rate of 3 percent per annum.  As of February 15, 2008, the interest rate increased to 36 percent per annum.  On August 1, 2009, we negotiated an interest rate adjustment from 36 percent to 12 percent per annum.  We are making monthly payments of $8,000.  As of December 31, 2009, the note payable balance was $81,570 and accrued interest totaled $27.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Related party notes payable consist of the following as of December 31:

	2009	2008

Unsecured note payable to shareholder, interest at 5%,
principal and interest originally due December 31, 2009,
extended to December 31, 2012 with interest at 7%	$2,500,000	$2,500,000

Unsecured note payable to InteMedica, LLC,
interest at 12%, monthly payments of $8,000 until paid	81,570	108,438

Unsecured payables to shareholders, no interest,
due on demand	-	39,640

Unsecured note payable to shareholder, interest at 7%,
principal and interest due June 30, 2010	8,803	-

Total related party notes payable	2,590,373	2,648,078

Less current portion	(90,373)	(2,648,078)

Long term portion	$2,500,000	$-

Note 10.  Technology

We capitalize all salaries and associated expenses relating to significant enhancements and upgrades to our proprietary software.  Technological feasibility is established once we have completed the planning, designing, coding and testing activities and we conclude that the software meets its design specifications including functions, features, and technical performance requirements.  We capitalized $101,301 during the year ended 2009.  Amortization will begin upon the completion and release of the software. The costs will be amortized over the useful life of the software. We expensed $186,291 and $344,691 of research and development costs during the years ended December 31, 2009 and 2008, respectively.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Note 11.  Commitments and Contingencies

Operating Leases – We are obligated under certain non-cancelable operating leases for the rental of office space.  Total lease expense for the years ended December 31, 2009 and 2008 was $68,857 and $65,836, respectively.  Future minimum lease payments under non-cancelable operating leases are as follows:

2010	$104,763
2011	128,858
2012	132,753
2013	136,734
Total minimum payments	$503,108

Note 12.  Income Taxes

The provision for income taxes consists of the following:

	2009	2008

Current:
Federal	$-	$-
State	-	-
	-	-

Deferred:
Federal	5,743	(1,041)
State	1,210	(220)
	6,953	(1,261)

	$6,953	$(1,261)

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

The income tax provision reconciled to the tax computed at the staturoy federal rate of 25% is as follows:

	2009	2008

Income tax expense at statutory rate	$42,841	$(265,656)
Non-deductible expenses	4,016	-
Benefit of operating loss carryforwards	(41,372)	-
State income tax expense, net of federal benefit	524	(39,848)
Change in valuation allowance	944	282,503
Other	-	21,740

	$6,953	$(1,261)

Significant components of the deferred tax assets and liability for federal and state income taxes consist of the following at December 31, 2009 and 2008:

	2009	2008

Allowance for bad debts	$4,100	$19,990
Warranty accrual	2,437	2,437
Federal net operating loss carryforward	554,962	589,603
Depreciation	(9,095)	(2,143)
Goodwill	38,483	41,443
Basis difference in technology	1,428,023	1,428,023
Related party interest	79,635	67,130
Valuation allowance	(2,107,640)	(2,148,625)

Net deferred tax liability	$(9,095)	$(2,142)

Note 13.  Equity

During the year ended December 31, 2008, we raised $166,911 cash by issuing common stock to unrelated parties at an average price of $0.16 per share per the agreements.  We also raised $50,000 cash by issuing common stock to an unrelated party at $0.05 per share per the agreement.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

During the year ended December 2008, we cancelled two subscription agreements totaling 185,000 shares and subscriptions receivable totaling $122,500.

During the year ended December 31, 2008, we issued 934,166 shares of common stock for services rendered totaling $98,087 and issued 389,720 shares of common stock for debt totaling $42,521.  During the year ended December 31, 2008, we issued 100,000 shares of common stock at $1.18 per share as a result of the InteMedica, LLC acquisition.  During the year ended December 2008, we expensed all deferred directors share based compensation totaling $7,500.

During the year ended December 31, 2009, we issued 1,000,000 shares of common stock at $0.02 per share for services to our officers and converted $15,000 of accrued interest into 750,000 shares of common stock at $0.02 per share.

During the year ended December 31, 2009, we entered into a verbal agreement with a public relations firm to provide public and financial communication services.  As compensation for services, two shareholders transferred a total of 1,170,000 shares of unrestricted common stock on our behalf.  The shares were valued at approximately $0.06 per share.  Accordingly, we recorded two payables to reimburse the two shareholders.  On February 23, 2010, we satisfied the note payables by issuing 1,170,000 shares of restricted common stock to the shareholders.

Note 14.  Concentrations

During the year ended December 31, 2008, we purchased approximately 85% of our inventory from two separate suppliers. During the year ended December 31, 2009, we purchased approximately 85% of our inventory from two separate suppliers.  The electronic components of the hand cradle and tower are manufactured by Newonics in Salt Lake City, Utah.  The injection molding for the hand cradle is provided by Champion Precision, Ltd in Xiamen, China.  A third principal supplier is Lindon Precision in Lindon, Utah who provides the aluminum enclosures for the tower.  We do not have written supply agreements with these vendors.  Inventory is purchased on an ‘as needed’ basis.

Note 15.  Subsequent Events

On January 1, 2010, we executed an amended and restated promissory note with Vaughn R Cook, Chairman and CEO, who is the holder of the $2,500,000 note.  Per the terms of the amended and restated note, the maturity date has been extended to December 31, 2012 and the interest rate has increased from 5 percent to 7 percent per annum.  On February 2, 2010, we granted a warrant to purchase 1,750,000 shares of common stock to Dr. Cook in exchange for the amended and restated terms. This warrant had an exercise price of $0.04 per share and was exercisable through January 30, 2011. This warrant was valued at $375,547 using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 0.30%, dividend yield of 0.0%, volatility of 199% and an expected life of 1 year.  On February 3, 2010, Dr. Cook exercised the warrant for 1,750,000 shares of common stock.  As payment for the exercise, Dr. Cook converted accrued interest due from us on outstanding notes.

ZYTO CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

On February 1, 2010, we entered into a subsequent agreement with the public relations firm retained in 2009 to provide public and financial communication services.  The agreement is for a period of 90 days.  As compensation for services, we will remit on a monthly basis $15,000 in cash along with 50,000 shares of restricted common stock.  These shares will be valued each month.

On March 1, 2010, we entered into a four year office lease.  This facility is our headquarters.  It consists of 7,395 square feet of net rental area, of which 6,430 are usable square feet.  Refer to Note 11 for future minimum lease payments.